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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        WHEELING-PITTSBURGH CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      55-0309927
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

              1134 MARKET STREET
                 WHEELING, WV                                      26003
   (Address of principal executive offices)                      (Zip Code)

                 REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (304) 234-2400

          SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

            TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
            -------------------                        ------------------------------

--------------------------------------------    --------------------------------------------

--------------------------------------------    --------------------------------------------

          SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
                                (Title of class)
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

                               TABLE OF CONTENTS

Item 1.   Business....................................................    2
Item 2.   Financial Information.......................................   13
           Selected Financial Data....................................   13
           Risk Factors...............................................   15
           Management's Discussion and Analysis of Financial Condition
            and Results of Operations.................................   20
           Quantitative and Qualitative Disclosures About Market
            Risks.....................................................   30
Item 3.   Properties..................................................   31
Item 4.   Security Ownership of Certain Beneficial Owners and
            Management................................................   32
Item 5.   Directors and Executive Officers............................   33
Item 6.   Executive Compensation......................................   35
Item 7.   Certain Relationships and Related Transactions..............   40
Item 8.   Legal Proceedings...........................................   40
Item 9.   Market Price of and Dividends on the Registrant's Common
            Equity and Related Stockholder Matters....................   43
Item 10.  Recent Sales of Unregistered Securities.....................   43
Item 11.  Description of Registrant's Securities to be Registered.....   45
Item 12.  Indemnification of Directors and Officers...................   48
Item 13.  Financial Statements and Supplementary Data.................   49
Item 14.  Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure..................................   82
Item 15.  List of Financial Statements and Exhibits...................   82

     As used in this registration statement, the words "we," "us," "ours" and "our company" refer to Wheeling-Pittsburgh Corporation and its wholly-owned subsidiaries, including Wheeling-Pittsburgh Steel Corporation, or "WPSC", except where the context otherwise requires and "WPC" refers to Wheeling-Pittsburgh Corporation individually.

     This registration statement contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of certain risks and uncertainties, including without limitation those discussed in Item 2 under the heading "Risk Factors." Forward-looking statements contained in this registration statement speak only as of the date on which they are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

     Unless otherwise indicated, all information contained in this registration statement assumes the consummation of the transactions contemplated by the Third Amended Joint Plan of Reorganization of Wheeling-Pittsburgh Corporation and certain of its debtor subsidiaries, as confirmed by the United States Bankruptcy Court for the Northern District of Ohio in Jointly Administered Case Nos. 00-43394 to 00-43402 on May 20, 2003. For a discussion of our plan of reorganization, please see "Item 1. Business -- Reorganization."

ITEM 1.  BUSINESS

OVERVIEW

     Wheeling-Pittsburgh Corporation, or WPC, is a Delaware holding company that, together with its several subsidiaries and joint ventures, constitutes the seventh largest integrated producer of steel and steel products in the United States. Our principal operating subsidiary is Wheeling-Pittsburgh Steel Corporation, or WPSC, a Delaware corporation whose headquarters are located in Wheeling, West Virginia. WPC was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation.

     We produce flat rolled steel products for the construction industry, steel service centers, converters, processors, and the container, automotive and appliance industries. Our product offerings are focused predominately on higher value-added finished steel products such as cold-rolled products, tin and zinc coated products and fabricated products. In addition, we produce semi-finished steel products and hot-rolled steel products, which represent the least processed of our finished goods.

     An operating division of WPSC, Wheeling Corrugating Company, also referred to as WCC, manufactures our fabricated steel products for the construction, agricultural and highway industries. WPSC also holds a percentage ownership interest in two joint ventures that, together with WCC, account for nearly half of our sales. These joint ventures, along with Wheeling-Nisshin, Inc. and Ohio Coatings Company, also referred to as OCC, produce value-added steel products from materials and products supplied by us.

REORGANIZATION

     The steel industry is cyclical and highly competitive and is affected by excess world capacity, which has restricted price increases during periods of economic growth and lead to price decreases during economic contraction. Beginning in 1998 and continuing through 2001, record high levels of foreign steel imports as well as a general overcapacity in worldwide steel production caused a marked deterioration of steel prices, resulting in huge losses and substantial harm to the domestic steel industry. This record high level of foreign steel imports over a four year period, coupled with the indebtedness we incurred as a result of a ten-month work stoppage which ended in August 1997, and approximately $200 million of capital expenditures used to modernize our facilities to increase quality, efficiency, safety and environmental conditions, resulted in substantial losses and the severe erosion of our financial position and liquidity. These losses and erosion of liquidity continued to occur notwithstanding increases in operating efficiencies resulting from the modernization of facilities, various cost saving measures and the elimination of 20% of the hourly workforce negotiated in 1997.

     On November 16, 2000, WPC and eight of our then existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio, referred to as the Bankruptcy Court. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.

     As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition noteholders, pre-petition trade creditors and unionized employees. We realized approximately $619 million in cancellation of debt income as a result of our reorganization.

     Following is a summary of some of the significant transactions consummated on or about June 30, 2003 under our confirmed plan of reorganization.

     - WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

     - WPC exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in new Series A secured notes issued by WPSC, $20 million in new Series B secured notes issued by WPSC and 3,410,000 shares of new common stock of WPC constituting 34.1% thereof.

     - WPC cancelled its then-existing senior notes and related indenture and its then-exiting term notes and the related term loan agreement.

     - WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

     - WPSC entered into a new $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of West Virginia, WPC and WPSC's subsidiaries and is secured by a first lien on our tangible and intangible assets (other than accounts receivable and inventory) and our equity interest in Wheeling-Nisshin and OCC and a second lien on our accounts receivable and inventory. We also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is secured by a first lien on our accounts receivable and inventory, a second lien on our other tangible and intangible assets and a third lien on our equity interest in Wheeling-Nisshin and OCC.

     - All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

     - WPC and WPSC entered into an agreement with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with respect to our separation from WHX Corporation's employee pension plan.

     - WPC and WPSC entered into an agreement with our unionized employees represented by the United Steelworkers of America, or USWA, which modified our existing labor agreement to provide for, among other things, future pension arrangements with USWA and reductions in our employee-related costs.

     - WPC issued 4,000,000 shares of its new common stock constituting 40% thereof for the benefit of USWA employees in satisfaction of certain claims under our labor agreement and an additional 1,000,000 shares of its new common stock constituting 10% thereof to or for the benefit of our salaried employees.

     - WPC issued 1,590,000 shares of its new common stock constituting 15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

BUSINESS PLAN

     At present, we operate as a vertically integrated manufacturer of flat-rolled steel products. This mode of operation entails high levels of fixed costs. Consequently, in poor market situations, where operating levels must be reduced to match declining demand, unit costs rise and erode profit margins. In addition, our current operations require substantial ongoing capital investment. Our two blast furnaces, which we use to melt raw materials into molten iron, and our four coke batteries, which produce coke required to fuel the ironmaking process, require significant capital expenditures to maintain operations. For example, one of our blast furnaces is expected to require a $140 million rebuild within the next four years and three of our coke batteries (representing 37% of our current coke battery capacity) are expected to require $30 million rebuilds in the next three years.

     Our new business plan is intended to address these issues. The central theme of our business plan is the transformation of our operations from integrated steel production to one more closely resembling that of a mini-mill. Mini-mills produce steel by melting scrap in electric furnaces and typically enjoy competitive advantages such as lower capital expenditures for construction of facilities, lower raw material costs, and limited ongoing capital to sustain operations. We will seek to accomplish this transformation through the idling of the one blast furnace and the three coke batteries that would soon require substantial maintenance and the construction of a new electric arc furnace.

     The electric arc furnace process utilizes both recycled scrap and scrap substitutes to produce liquid steel with both electrical energy and oxygen injection. The electric arc furnace process to be utilized also presents the ability to use liquid iron as a metallic input, which can be produced using our remaining blast furnace. The process includes a reliable scrap preheating system to reduce electric power requirements. We also believe that this process is the most environmentally friendly process of all the electric arc furnace technologies currently available.

     The introduction of the electric arc furnace should allow us to close one of our two blast furnaces and approximately 37% of our current coke battery capacity, which are our most capital-intensive facilities. In addition, the electric arc furnace's use of scrap metal rather than coke and iron ore is expected to produce a cost structure which will more closely track market conditions, because there tends to be a direct correlation between the cost of scrap and the market price of hot-rolled steel products. As the price of our steel products rise and fall with the market, the price of scrap will be expected to rise and fall, which should help protect product margins, particularly in poor steel market conditions. Our geographic location with respect to scrap generators and rail and water transportation systems, together with the fact that the United States is currently a net exporter of scrap, supports our belief that our scrap purchases will not disrupt scrap market prices, or historical relationships between scrap prices and steel product prices.

     Our new business plan also calls for a number of small capital projects intended to upgrade our rolling and finishing facilities. New automatic roll changers are expected to be installed on the finishing mills at our Steubenville complex hot strip mill to reduce costs and provide additional capacity to take advantage of toll processing opportunities for hot-roll products. At our Allenport, Pennsylvania cold mill, we plan to upgrade our temper mill to improve the surface quality and shape of our cold strip products. We also plan to install a final inspection line at our Allenport facility. All of these improvements are geared toward capturing incremental critical surface and shape product sales.

     Construction and installation of the new electric arc furnace is projected to require eighteen months from the date of confirmation of our plan of reorganization, and we believe that the electric arc furnace will reach full capacity approximately six months later. We would plan to close one of our two blast furnaces and approximately 37% of our current coke battery capacity approximately six months after the electric arc furnace reaches full capacity.

     The projected cost of the electric arc furnace and the other restructuring capital projects provided for in our new business plan is approximately $141.6 million. It is anticipated these amounts will be expended over a period of three years as set forth in the table below:

                                                                    PROJECTED
                                                              RESTRUCTURING CAPITAL
                                                                  EXPENDITURES
                                                              ---------------------
                                                              2003    2004    2005
                                                              -----   -----   -----
                                                                   ($MILLIONS)
Electric Arc Furnace........................................  40.3    70.8     4.5
Hot Strip Mill Roll Changers................................   2.5     7.1     5.4
Allenport Cold Mill Improvements............................   3.9     7.1      --
                                                              ----    ----     ---
                                                              46.7    85.0     9.9
                                                              ----    ----     ---

     These capital expenditures are to be financed with operating cash flows and borrowings under our new term loan facility and revolving credit facility, which we entered into pursuant to our plan of reorganization.

PRODUCTS AND PRODUCT MIX

     The table below reflects the historical product mix of our shipments, expressed as a percentage of tons shipped.

                                                          HISTORICAL PRODUCT MIX
                                          ------------------------------------------------------
                                           QUARTER
                                            ENDED              YEAR ENDED DECEMBER 31,
                                          MARCH 31,   ------------------------------------------
PRODUCT CATEGORY:                           2003       2002     2001     2000     1999     1998
-----------------                         ---------   ------   ------   ------   ------   ------
Higher Value-Added Products:
  Cold-Rolled Products -- Trade.........     14.1%      11.6%     9.2%    13.6%    10.6%    11.0%
  Cold-Rolled
     Products -- Wheeling-Nisshin.......     19.0       20.0     20.0     13.9     19.4     19.0
  Coated Products.......................      7.6        9.2      7.7     11.5     16.0     17.5
  Tin Mill Products.....................     14.4       13.0     10.8     10.0      9.8      7.1
  Fabricated Products...................     15.2       18.4     21.3     19.6     15.4     15.6
                                           ------     ------   ------   ------   ------   ------
Higher Value-Added Products as a
  Percentage of Total Shipments.........     70.3%      72.2%    69.0%    68.6%    71.2%    70.2%
Hot-Rolled Products.....................     29.7       26.4     31.0     30.9     28.8     29.5
Semi-Finished...........................       --        1.4       --      0.5       --      0.3
                                           ------     ------   ------   ------   ------   ------
Total...................................    100.0%     100.0%   100.0%   100.0%   100.0%   100.0%
                                           ======     ======   ======   ======   ======   ======
Average Net Sales Per Ton...............   $  435     $  443   $  412   $  475   $  461   $  511

     Products produced by us are described below. These products are sold directly to third party customers and to Wheeling-Nisshin and OCC pursuant to long-term supply agreements.

     Hot-Rolled Products. Hot-rolled coils represent the least processed of our finished goods. Approximately 72.2% of our production of hot-rolled coils during the year ended December 31, 2002 was further processed into value-added finished products. Hot-rolled black or pickled (acid cleaned) coils are sold to a variety of consumers such as converters/processors, steel service centers and the appliance industries.

     Cold-Rolled Products. Cold-rolled coils are manufactured from hot-rolled coils by employing a variety of processing techniques, including pickling, cold reduction, annealing and temper rolling. Cold-rolled processing is designed to reduce the thickness and improve the shape, surface characteristics and formability of the product.

     Coated Products. We manufacture a number of corrosion-resistant, zinc-coated products, including hot-dipped galvanized sheets for resale to trade accounts. The coated products are manufactured from a steel substrate of cold-rolled or hot-rolled pickled coils by applying zinc to the surface of the material to enhance its corrosion protection. Our trade sales of galvanized products are heavily oriented to unexposed applications, principally in the appliance, construction, service center and automotive markets.

     Tin Mill Products. Tin mill products consist of blackplate and tinplate. Blackplate is a cold-rolled substrate (uncoated), the thickness of which is less than .0142 inches, and is utilized extensively in the manufacture of pails and shelving and sold to OCC for the manufacture of tinplate products. Tinplate is produced by the electro-deposition of tin to a blackplate substrate and is utilized principally in the manufacture of food, beverage, general line and aerosol containers. While the majority of our sales of these products are concentrated in container markets, we also market products for automotive applications, such as oil filters and gaskets. We produce all of our tin-coated products through OCC. OCC's $69 million tin coating mill, which commenced commercial operations in January 1997, has a nominal annual capacity of

250,000 net tons. WPSC has the right to supply up to 230,000 tons of the substrate requirements of the joint venture through the year 2012, subject to quality requirements and competitive pricing. Currently, WPSC is the exclusive distributor of all of the joint venture's product and Nippon Steel Trading America, Inc., formerly known as Nittetsu Shoji America, a U.S. based tin plate importer, markets approximately 70% of the product as a distributor for WPSC. However, in connection with the recently completed refinancing of OCC's borrowed money debt, which closed April 18, 2003, Nippon Steel Trading America will become the exclusive distributor for approximately 70% of the joint venture's product and WPSC will remain the exclusive distributor for the remaining 30% of the product effective as of July 1, 2003.

     Fabricated Products. Fabricated products consist of cold-rolled or coated products further processed mainly via sheeting and roll forming and are sold by the construction, agricultural and specialty products groups.

          Construction Products. Construction products consist of roll-formed sheets, which are utilized in sectors of the non-residential building market such as commercial, institutional and manufacturing. They are classified into three basic categories: roof deck, form deck, and composite floor deck.

          Agricultural Products. Agricultural products consist of roll-formed corrugated sheets that are used as roofing and siding in the construction of barns, farm machinery enclosures, light commercial buildings and certain residential roofing applications.

          Specialty Products. Specialty products consist of coil and corrugated galvanized sheet steel supporting the culvert and heating, ventilation and air conditioning markets. The specialty products are produced by WCC, Wheeling-Nisshin, Feralloy-Wheeling Specialty Processing Co. (of which we own a 49% equity interest) and by contract service providers.

WHEELING-NISSHIN

     WPSC owns a 35.7% equity interest in Wheeling-Nisshin, which is a joint venture between Nisshin Steel Co., Ltd. and us. Wheeling-Nisshin owns a state-of-the-art processing facility located in Follansbee, West Virginia which has capacity to produce over 700,000 annual tons and can offer some of the lightest-gauge galvanized steel products manufactured in the United States for construction, heating, ventilation and air-conditioning and after-market automotive applications. Wheeling-Nisshin products are marketed through trading companies, and its shipments are not consolidated into our shipments.

     WPSC is a party to a supply agreement with Wheeling-Nisshin that expires in 2013. Pursuant to that agreement, WPSC provides not less than 75% of Wheeling-Nisshin's steel substrate requirements, up to an aggregate maximum of 9,000 tons per week, subject to product quality requirements and competitive pricing. Shipments of cold-rolled steel by WPSC to Wheeling-Nisshin were approximately 105,233 tons, or 19.2% of our total tons shipped during the three months ended March 31, 2003, 445,000 tons, or 20.1% of our total tons shipped during the year ended December 31, 2002, and approximately 412,023 tons, or 20.3% of our total tons shipped during the year ended December 31, 2001.

     A shareholders agreement among WPSC, Nisshin Steel Co., Ltd. and Wheeling-Nisshin contains provisions that may directly or indirectly restrict the transfer of the shares of Wheeling-Nisshin owned by WPSC, including the following:

     - WPSC may not sell its Wheeling-Nisshin shares at any time that it is in breach of the shareholders agreement or any other agreement with Wheeling-Nisshin, including the supply agreement.

     - If WPSC seeks to sell some or all of its Wheeling-Nisshin shares, it must first offer to sell, transfer or assign the offered shares to the other Wheeling-Nisshin shareholder.

     WPSC has pledged its shares in Wheeling-Nisshin to the lenders under our new term loan facility and revolving credit facility, to the holders of our new Series A notes and Series B notes and in connection with its ore sales agreement with Itabira Rio Doce Company, Ltd., in each case, to secure our obligations thereunder.

OHIO COATINGS COMPANY

     WPSC owns a 50% voting interest and an approximate 44% equity interest in OCC, which is a joint venture among WPSC, Dong Yang Tinplate America Corp., a leading South Korea-based tin plate producer and Nippon Steel Trading America, Inc., formerly known as Nittetsu Shoji America, a U.S.-based tinplate importer. Dong Yang Tinplate America also holds a 50% voting interest and an approximate 44% equity interest in OCC. Additionally, Nippon Steel Trading America holds non-voting preferred stock in OCC, which represents an approximate 11% equity interest in OCC and is subject to repurchase by OCC. OCC commenced commercial operations in January 1997. The OCC tin-coating facility is the only domestic electro-tin plating facility constructed in the past 30 years. We produce all of our tin coated products through OCC.

     Pursuant to a raw material supply agreement between WPSC and OCC, WPSC has the right to supply up to 230,000 tons of the substrate requirements of OCC through the year 2012, subject to quality requirements and competitive pricing. Currently, WPSC is the exclusive distributor for all of OCC's products and Nippon Steel Trading America markets approximately 70% of OCC's products as a distributor for WPSC. However, in connection with OCC's refinancing described below, which closed April 18, 2003, OCC's distribution arrangements with WPSC and Nippon Steel Trading America have been modified such that, effective as of July 1, 2003, Nippon Steel Trading America will become the exclusive distributor for approximately 70% of OCC's tin mill products and WPSC will remain the exclusive distributor for the remaining 30% of OCC's tin mill products. For the years ending December 31, 2002, 2001 and 2000, OCC had an operating income of $6.6 million, $3.7 million and $3.8 million, respectively.

     A shareholders' agreement among WPSC, Dong Yang Tinplate America, Nippon Steel Trading America and OCC contains certain provisions that may directly or indirectly restrict WPSC's ability to transfer its shares of OCC, including the following:

     - Any pledge, transfer or other distribution of shares of OCC must be previously approved by shareholders holding at least 66 2/3% of the voting power of the common shares of OCC.

     - For 45 days after a shareholder receives notice from the other party that a change of control of the other party has occurred, the party receiving notice has the option to purchase all of the shares owned by the other party at a price equal to $10,000 per share plus interest or fair market value, whichever is higher. For purposes of the shareholders' agreement, "change of control" means, the transfer to persons (other than a holding company) of a majority of a party's capital stock, or any transfer of substantially all of a party's assets.

     WPSC has pledged its shares in OCC to the lenders under our new term loan facility and revolving credit facility, and to the holders of our new Series A notes and Series B notes and in connection with its ore sales agreement with Itabira Rio Doce Company, Ltd., in each case, to secure our obligations thereunder.

     OCC recently refinanced its credit facility and entered into a new credit agreement with Bank of America, N.A., providing for a revolving line of credit for loans and letters of credit in an amount of up to $18 million and a term loan in the aggregate principal amount of $4.3 million. As a condition to the refinancing, Bank of America required, among other things, that:

     - OCC's distribution arrangements with WPSC and Nippon Steel Trading America be modified;

     - WPC enter into a subordination agreement, acknowledging that the $11,775,000 owed by OCC to WPC is subordinate to any indebtedness owed by OCC to Bank of America under OCC's new credit agreement; and

     - WPSC enter into a no-offset agreement, agreeing that it will not offset against accounts payable to OCC any indebtedness owing by OCC to WPSC and further agreeing that Bank of America can seek payment directly from WPSC for indebtedness owed by WPSC to OCC.

CUSTOMERS

     We market an extensive mix of products to a wide range of manufacturers, converters and processors. Our 10 largest customers (including Wheeling-Nisshin and OCC) accounted for approximately 53.9% of our net sales during the three-month period ended March 31, 2003, 50.4% of our net sales during the year ended December 31, 2002, 43.9% of our net sales during the year ended December 31, 2001 and 38.7% of our net sales during the year ended December 31, 2000. Wheeling-Nisshin accounted for approximately 16.8% of our net sales during the three-month period ended March 31, 2003, 15.6% of our net sales during the year ended December 31, 2002, 14.6% of our net sales during the year ended December 31, 2001 and 10.9% of our net sales during the year ended December 31, 2000. OCC accounted for approximately 11.5% of our net sales during the three-month period ended March 31, 2003, and 10.6% of our net sales during the year ended December 31, 2002. Geographically, the majority of our customers are located within a 350-mile radius of the Ohio Valley. However, we have taken advantage of our river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas.

     Shipments historically have been concentrated within seven major market segments: steel service centers, converters/processors, construction, agriculture, container, automotive and appliances. Our overall participation in the construction and the converters/processors markets substantially exceeds the industry average and our reliance on automotive shipments, as a percentage of total shipments, is substantially less than the industry average.

     The table set forth below reflects the percentage of total net tons shipped to our major market segments:

                                                  PERCENTAGE OF TOTAL NET TONS SHIPPED
                                              --------------------------------------------
                                               QUARTER
                                                ENDED         YEAR ENDED DECEMBER 31,
                                              MARCH 31,   --------------------------------
                                                2003      2002   2001   2000   1999   1998
                                              ---------   ----   ----   ----   ----   ----
Steel Service Centers.......................      33%      29%     29%    33%    30%    29%
Converters/Processors(1)....................      27       27      27     24     27     32
Construction................................      17       17      22     21     19     19
Agriculture.................................       3        6       4      5      5      6
Containers(1)...............................      16       15      11     11     11      8
Automotive..................................       1        1       1      1      1      1
Appliances..................................       1        2       2      2      3      2
Exports.....................................      --       --       1     --      1      1
Other.......................................       2        3       3      3      3      2
                                                 ---      ---    ----   ----   ----   ----
     Total..................................     100%     100%    100%   100%   100%   100%
                                                 ===      ===    ====   ====   ====   ====

---------------

(1) Products shipped to Wheeling-Nisshin and OCC are included primarily in the converters/processors and containers markets, respectively.

     Set forth below is a description of our major customer categories:

     Steel Service Centers. The shipments to steel service centers are heavily concentrated in the areas of hot-rolled and hot-dipped galvanized coils. Due to increased in-house costs to steel companies during the 1980's for processing services such as slitting, shearing and blanking, steel service centers have become a major factor in the distribution of hot-rolled products to ultimate end users. In addition, steel service centers have become a significant factor in the sale of hot-dipped galvanized products to a variety of small consumers such as mechanical contractors, who desire not to be burdened with large steel inventories.

     Converters/Processors. The growth of shipments to the converters/processors market is principally attributable to the increase in shipments of cold-rolled products to Wheeling-Nisshin, which uses cold-rolled coils as a substrate to manufacture a variety of coated products, including hot-dipped galvanized and aluminized coils for the automotive, appliance and construction markets. The converters/processors industry also represents a major outlet for their hot-rolled products, which are converted into finished commodities such as pipe, tubing and cold-rolled strip.

     Construction. The shipments to the construction industry are heavily influenced by fabricated product sales. We service the non-residential and agricultural building and highway industries, principally through shipments of hot-dipped galvanized and painted cold-rolled products. We have been able to market our products into broad geographical areas due to our numerous regional facilities.

     Agriculture. The shipments to the agricultural market are principally sales of roll-formed, corrugated sheets, which are used as roofing and siding in the construction of barns, farm machinery enclosures and light commercial buildings.

     Containers. The vast majority of shipments to the container market are concentrated in tin mill products, which are utilized extensively in the manufacture of food, aerosol, beverage and general line cans. The container industry has represented a stable market. The balance of shipments to this market consists of cold-rolled products for pails and drums. As a result of our OCC joint venture, we phased out our existing tin mill production facilities. WPSC and Nippon Steel Trading America distribute tin products produced by OCC.

     Automotive. Unlike many of our competitors, we are not heavily dependent on shipments to the automotive industry. However, we have been suppliers of tin mill products for automotive applications, such as oil filters and gaskets.

     Appliances. The shipments to the appliance market are concentrated in hot-dipped galvanized and hot-rolled coils. These products are furnished directly to appliance manufacturers as well as to blanking, drawing and stamping companies that supply original equipment manufacturers. We have concentrated on niche product applications primarily used in washer/dryer, refrigerator/freezer and range appliances.

SALES AND MARKETING

     Our products are currently marketed through two distinct sales groups consisting of our steel division and WCC, our corrugating division. Steel division products include, in ascending value order, hot-rolled, cold-rolled and galvanized steel products. Generally, there are improved margins within each category because selling prices increase and cost absorption is enhanced as steel is processed from hot-rolled to cold-rolled to galvanized. WCC is divided into three unique product groups, including construction products, agricultural products and specialty products. WCC' s product groups are higher value added than those of our steel division.

     Our commercial sales and marketing strategy has the following three main aspects:

     - Optimize the Sale of Down-Stream Value-Added Products. Our strategy is to continue to move our product mix away from the commodity markets and hot-rolled products and toward higher value-added products with a higher engineering content and products that go to final customers. We intend to increase our market penetration of cold-rolled products and reduce our reliance on hot-rolled products through capital expenditures and changes in operating practices at our Allenport and Yorkville cold finishing mills. Expanding WPSC's role by providing Class I cold-rolled products as well as "single billing" that includes various outside services, increases product offerings to existing and potential customers. These initiatives attract the desirable OEM marketplace and reduce reliance on service centers.

     - Reduce Reliance on the Spot Market. While product mix is a key profit factor, so too is customer mix. We believe that contract business (in excess of three months) offers insulation from the volatility of the spot market. However, contract type business also could limit upside potential in a tight market situation. A reasonable balance offers relatively predictable volumes, and an opportunity to enhance product mix as well as to enjoy spot opportunities. Our steel division has targeted sales to end use customers at 50%, as opposed to current sales of approximately 29%, because end users typically fall into the contract business category. Generally, end users are more concerned with reliability, quality and consistency than are service centers and converters and processors. Our steel side commercial strategy is to enhance profitability through an ever-improving product mix and to target customers that purchase our products over prolonged periods of time and value consistency of supply.

     - Promote Services as a Means to Differentiate From Other Producers. We believe that our company is a more attractive alternative than the larger steel producers. Serving customers of smaller stature is an important part of our culture. These customers are typically more loyal and less price sensitive than larger customers. There is a high degree of customer involvement at the most senior levels of our company's management. This access improves dialogue on market conditions, quality and any other issues deemed important by our company's customers. Planned information technology development within our company may enhance customer satisfaction and streamline customer service. Advanced information technology may enhance our marketplace image and functionality. Additional data analysis is expected to be added in the future for customer access and use. These service initiatives are a key factor in differentiating our company from other steel mills.

MANUFACTURING PROCESS

     In our primary steel-making process, iron ore pellets, coke, limestone and other raw materials are consumed in the blast furnace to produce hot metal. Hot metal is further converted into liquid steel through our basic oxygen furnace process where impurities are removed, recycled scrap is added and metallurgical properties for end use are determined on a batch-by-batch (heat) basis. Our basic oxygen furnace has two vessels, each with a steel-making capacity of 285 tons per heat. From the basic oxygen furnace, the heats of steel are sent to the ladle metallurgy facility, where the temperature and chemistry of the steel are adjusted to precise tolerances. Liquid steel from the ladle metallurgy facility then is formed into slabs through the process of continuous casting. After continuous casting, slabs are reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at our downstream operations. Finished products are normally shipped to customers in the form of coils or fabricated products. We have linked our steel-making and rolling equipment with a computer based manufacturing control system to coordinate production tracking and status of customer orders.

     Under our current business plan, we intend to transform our manufacturing operations with the construction of a new electric arc furnace. Utilizing both electric energy and oxygen injection, the electric arc furnace process melts recycled scrap and scrap substitutes, rather than iron ore and coal, to produce liquid steel. In addition, the electric arc furnace process to be utilized has the opportunity to use liquid iron as a metallic input, which can be produced using our blast furnace. The process also includes a reliable scrap preheating system to reduce electric power requirements. The introduction of the electric arc furnace should allow us to close one of our two blast furnaces and approximately 37% of our current coke battery capacity).

RAW MATERIALS

     We have a long-term contract to purchase our iron ore requirements through 2009. The iron ore price is based upon prevailing world market prices less 3%. We generally consume approximately 3 million gross tons of iron ore pellets in our blast furnaces annually. We also obtain iron ore from spot and medium-term purchase agreements at prevailing world market prices.

     We have a long-term supply agreement with a third party to provide us with a substantial portion of our metallurgical coal requirements at competitive prices. Our coking operations require a substantial amount of metallurgical coal.

     We currently produce coke and generally consume all of it and the resultant by-product coke oven gas. In 2002, we consumed approximately 1.6 million tons of coking coal in the production of blast furnace coke. We sell our excess coke oven by-products to third party trade customers.

     Our operations require material amounts of other raw materials, including limestone, oxygen, natural gas and electricity. These raw materials are readily available and are purchased on the open market. We are presently dependent on external steel scrap for approximately 11.8% of our steel melt. The cost of these materials has been susceptible in the past to price fluctuations, but worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher material costs. Certain of our raw material supply contracts provide for price adjustments in the event of increased commodity or energy prices.

     The introduction of our new electric arc furnace will increase our dependence on external scrap. Since there tends to be a direct correlation between the cost of scrap and the market price of hot-rolled steel products, the price of scrap is expected to rise and fall as the price of our steel products rise and fall with the market. Our geographic location with respect to scrap generators and rail and water transportation systems, together with the fact that the United States is currently a net exporter of scrap, supports our belief that scrap will be readily available to us and that our scrap purchases will not disrupt market prices, or historical relationships between scrap prices and steel product sales.

BACKLOG

     Our steel division backlog was 324,889 net tons at March 31, 2003, compared to 429,501 net tons at March 31, 2002. Most orders related to the backlog at March 31, 2003 are expected to be shipped during the second quarter of 2003, subject to delays at the customers' request. The order backlog represents orders received but not yet completed or shipped. In times of strong demand, a higher order backlog may allow us to increase production runs, thereby enhancing production efficiencies.

ENERGY REQUIREMENTS

     Many of our major facilities that use natural gas have been equipped to use alternative fuels. During 2002, coal constituted approximately 70% of our total energy consumption, natural gas 24% and electricity 6%. In recent months, natural gas prices have fluctuated significantly. We continually monitor our operations regarding potential equipment conversion and fuel substitution to reduce energy costs.

EMPLOYMENT

     At March 31, 2003, we had 3,799 employees of whom 3,085 were represented by USWA, 86 were represented by other unions, 609 were salaried employees and the remaining 19 were non-union operating employees. On August 12, 1997, WPSC and USWA entered into a labor agreement, which was restated and modified on October 1, 2001, further modified on January 15, 2002 and modified on June 30, 2003 pursuant to a new labor agreement between WPC, WPSC and USWA, which expires (if
not previously terminated) on                . The labor agreement includes,
among other things, provisions regarding wages, health care and pension benefits, profit sharing and employee security.

COMPETITION

     The steel industry is cyclical in nature and has been marked historically by overcapacity, resulting in intense competition. We face increasing competitive pressures from several types of companies, including:

     - mini-mills, such as Nucor Corporation and Gallatin Steel Company;

     - processors, such as GalvTech LP and Winner Steel, Inc.;

     - domestic integrated steel producers, such as Rouge Steel Company, United States Steel Corporation, Weirton Steel Corporation, International Steel Group Inc. (formerly LTV Steel Company, Inc.), AK Steel Corporation and WCI Steel, Inc.; and

     - steel producers from Europe, Asia and other regions.

     We believe that the main competitive factors in our market are:

     - quality;

     - reliability;

     - product market price;

     - product offerings; and

     - raw material and operating costs.

     Domestic integrated steel producers like us have lost market share in recent years to domestic mini-mill producers. Mini-mills are generally smaller-volume steel producers that melt ferrous scrap metals, their basic raw material, in electric furnaces. Although mini-mills generally produce a narrower range of steel products than integrated producers, mini-mills, which rely on less capital-intensive steel production methods, typically have certain advantages over integrated producers, such as lower capital expenditures for construction of facilities, lower raw material costs and limited ongoing capital needs to sustain operations. Additionally, since mini-mills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat-rolled mini-mill capacity has been constructed and these mini-mills now compete with integrated producers in product areas that traditionally have not faced significant competition from mini-mills. These mini-mills compete with us primarily in the commodity flat-rolled steel market. In the long term, such mini-mills may also compete with us in producing value-added products.

     We compete with processors primarily in the commodity flat-rolled steel market and in the areas of slitting, cold-rolling and coating. In the long term, processors may also compete with us in producing value-added products.

     We also face competition from domestic and foreign integrated producers. The increased competition in commodity product markets influence integrated producers to increase product offerings to compete with our custom products. Additionally, as the single largest steel consuming country in the western world, the United States has long been a favorite market of steel producers in Europe and Japan. Steel producers from Korea, Taiwan, Brazil, and other large economies such as Russia and China have also recognized the United States as a target market. Steel imports of flat-rolled products as a percentage of domestic apparent consumption, excluding semi-finished steel, have been approximately 27% in 1998, 23% in 1999 and 2000, 20% in 2001 and 21% in 2002. Imports surged in
1998 due to severe economic conditions in Southeast Asia, Latin America, Japan and Russia, among others. Average import customs values in December 2002 continued to be depressed with the average import value of some key finished steel products below values reported in the depths of the 1998 crisis. World steel demand, world export prices, U.S. dollar exchange rates and the international competitiveness of the domestic steel industry have all been factors in these import levels.

     We also compete, in a sense, with producers of other materials that can be used in place of steel. Total annual steel consumption in the United States has fluctuated between 88 million and 126 million tons since 1991. A number of steel substitutes, including plastics, aluminum, composites and glass, have reduced the growth of domestic steel consumption.

     The recent combination of increased domestic mini-mill capability, high U.S. dollar exchange rates, high import levels over several years and reduced domestic economic activity has resulted in dramatically reduced domestic prices for most products and extreme financial distress in the domestic steel industry. Since January 1998, over 30 steel companies, including our company, have filed for protection under Chapter 11 of the Bankruptcy Code.

     On March 5, 2002, President Bush announced his decision in response to the prior finding of the International Trade Commission under Section 201 of the Trade Act of 1974 that imports were a substantial cause of injury to the domestic steel industry. With the exception of imports from Canada, Mexico, Jordan, Israel and certain developing countries, imports of steel became subject to tariffs and quotas effective March 20, 2002. Imports of carbon and alloy slabs in excess of a quota of 5.4 million metric tons are subject to a 30% tariff, decreasing over three years to an 18% tariff on imports in excess of 6.4 million metric tons. Imports of hot-rolled, cold-rolled and coated sheet and strip products are subject to a 30% tariff in the first year, decreasing to 24% and 18% in the second and third years, respectively. The application of the remedies is subject to various specific product exclusions. Since its effective date, more than 1,000 tariff exclusions have been granted. Additionally, a number of countries have challenged President Bush's action through complaints filed with the World Trade Organization. The World Trade Organization has issued a negative interim ruling on the legality of President Bush's action. This ruling is subject to appeal. If the decision stands, resulting changes to the tariffs could negatively affect the impact of the tariffs on us.

ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

     The following selected financial data for the five years ended December 31, 2002 are derived from the audited financial statements of WPC. The financial data for the three-month periods ended March 31, 2002 and March 31, 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which WPC considers necessary for a fair presentation of the financial position and the results of operations for these periods. The pro forma as adjusted balance sheet data as of March 31, 2003 assumes the consummation of the transactions contemplated by our plan of reorganization, including the issuance of 10,000,000 shares of common stock.

     Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                             FIVE-YEAR STATISTICAL

                                                                                                     THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                            MARCH 31,
                                    --------------------------------------------------------------   -------------------
                                       1998         1999         2000         2001         2002        2002       2003
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
                                                                   (THOUSANDS OF DOLLARS)
CONSOLIDATED STATEMENT OF
  OPERATIONS:
Net sales.........................  $1,145,837   $1,117,744   $1,119,031   $  835,640   $  979,993   $206,081   $238,672
Cost of products sold (excluding
  depreciation)...................     984,376      994,273    1,054,386      866,065      894,449    211,658    247,253
Depreciation......................      76,321       77,724       78,859       72,551       74,194     17,817     17,445
Selling, administrative and
  general expense.................      61,523       63,342       68,165       47,173       46,993     11,840     13,864
Reorganization and professional
  fee expense.....................          --           --        4,140       14,200       11,755      2,957      3,300
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Operating income (loss)...........      23,617      (17,595)     (86,519)    (164,349)     (47,398)   (38,191)   (43,190)
Reorganization income (expense)...          --           --       (2,592)       9,249        1,262         --         (9)
Interest expense on debt..........     (36,699)     (37,931)     (35,969)     (17,448)     (15,987)    (3,805)    (3,651)
Other income (expense)............       3,478          318       (3,015)         351        4,567        976      1,234
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Income (loss) before taxes........      (9,604)     (55,208)    (128,095)    (172,197)     (57,556)   (41,020)   (45,616)
Tax provision (benefit)...........      (3,101)     (20,723)      90,092           17           11          5          9
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Net loss..........................  $   (6,503)  $  (34,485)  $ (218,187)  $ (172,214)  $  (57,567)  $(41,025)  $(45,625)
                                    ==========   ==========   ==========   ==========   ==========   ========   ========
EMPLOYMENT
Employment costs..................  $  283,304   $  297,170   $  297,011   $  253,529   $  248,829   $ 52,736   $ 67,887
Average number of employees.......       4,296        4,398        4,344        3,701        3,796      3,497      3,706
PRODUCTION AND SHIPMENTS:
Raw steel production -- tons......   2,446,000    2,436,000    2,345,000    2,267,000    2,528,000    587,000    615,000
Shipments of steel
  products -- tons................   2,243,000    2,426,000    2,354,000    2,027,000    2,214,000    553,000    549,000
                                    ==========   ==========   ==========   ==========   ==========   ========   ========

                                                                                          THREE MONTHS ENDED MARCH 31,
                                                                                        --------------------------------
                                                                                                                  PRO
                                           YEAR ENDED DECEMBER 31,                                              FORMA AS
                         ------------------------------------------------------------                           ADJUSTED
                            1998         1999         2000        2001        2002        2002        2003        2003
                         ----------   ----------   ----------   ---------   ---------   ---------   ---------   --------
BALANCE SHEET DATA:
Cash, cash equivalents
  and short term
  investments..........  $    6,731   $       --   $   15,534   $   7,586   $   8,543   $   3,368   $   6,470   $  6,470
Working capital
  (deficit)............      43,836      (11,170)     121,406        (187)       (255)    (17,953)    (30,472)   231,890*
Property, plant and
  equipment -- net.....     651,086      653,234      666,454     593,888     530,568     577,702     514,924    215,987
Plant additions and
  improvements.........      33,595       72,146       97,287       5,033      10,971       1,650       1,801     66,501
Total assets...........   1,256,367    1,278,022    1,170,436     990,865     959,116     964,319     939,132    851,052
Long-term debt
  (including current
  portion).............     349,992      354,393       35,091      40,344      56,752      53,570      56,279    340,925
Stockholders' equity
  (deficit)............     171,282      136,797      (81,390)   (253,604)   (311,171)   (294,629)   (356,796)   150,000
                         ==========   ==========   ==========   =========   =========   =========   =========   ========

---------------

* This number includes $112 million of our term loan that has been placed in a restricted cash account for capital expenditures, including expenses relating to the construction of an electric arc furnace.

RISK FACTORS

     Our business, results of operations and financial condition may be materially and adversely affected due to any of the following risks. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business. In addition, the trading price of our common stock could decline due to any of these risks and you could lose all or part of your investment. You should carefully consider the risks described below in addition to the other information in this registration statement.

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT OPERATING CASH FLOW TO SERVICE OR REFINANCE OUR INDEBTEDNESS.

     We are highly leveraged. As of the date of the effectiveness of our plan of reorganization, our total secured indebtedness was approximately $366 million
and total shareholders' equity was approximately $          million. Although we
believe that we will be able to generate sufficient operating cash flow to pay interest on all of our outstanding debt as those payments become due, there can be no assurance we will be able to do so. Our ability to meet our ongoing debt service obligations will depend on our ability to implement our business plan and a number of other factors, including factors beyond our control. There can be no assurance that we will generate sufficient operating cash flow to repay, when due, the principal amounts outstanding under our credit agreements at final maturity (which is expected to be in 2008 in the case of the term loan agreement and 2006 in the case of the revolving loan agreement) or the other indebtedness described herein. We expect that we will be required to refinance such amounts as they become due and payable; however, there can be no assurance that any such refinancing will be consummated or, if consummated, will be in an amount sufficient to repay our obligations or will be on terms satisfactory to us. If we are unable to refinance all or any significant portion of our indebtedness, we may be required to sell assets or equity interests in our company, and there can be no assurance that such sales will be consummated or, if consummated, will be in an amount sufficient to repay our obligations in full or will be on terms satisfactory to us.

  WE MAY NOT BE ABLE TO COMPLY WITH OUR FINANCIAL COVENANTS.

     We are subject to certain financial covenants contained in the credit agreements. Our ability to comply with these financial covenants will depend on our future performance, which may, in turn, be subject to prevailing economic conditions and other factors beyond our control. Our failure to comply with these covenants could result in a default or an event of default, permitting the lenders to accelerate the maturity of our indebtedness under the credit agreements and to foreclose upon any collateral securing our indebtedness. Any default, event of default or acceleration could also result in the acceleration of our other indebtedness to the extent the documents governing our other indebtedness contain cross-default or cross-acceleration provisions.

  RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS MAY LIMIT OUR FLEXIBILITY.

     Our credit agreements contain restrictive financial and operating covenants, including provisions that limit our ability to make capital expenditures. Although we believe that we will have sufficient resources and flexibility under the credit agreements to make the capital expenditures necessary to maintain our competitive position, there can be no assurance that we will be able to make all necessary capital expenditures. If we are unable to make necessary capital expenditures as a result of these covenants, our competitive position could be adversely affected. Our high leverage, together with restrictions that have been placed on us under the credit agreements may limit our ability to obtain additional financing and to take advantage of significant business opportunities that may arise. In addition, such leverage will increase our vulnerability to adverse general economic and steel industry conditions.

  OUR BUSINESS IS SUBJECT TO INTENSE COMPETITION.

     We believe we are the seventh largest integrated steel producer in the United States. We compete with domestic steel producers, steel processors, mini-mills and foreign importers. Many of our large competitors have superior credit ratings and, because of these competitors' larger size and superior credit ratings, we may be at a disadvantage in competing with them. In addition, our volume and selling prices are dependent on the behavior of our competitors, some of which already enjoy better cost structures than we do. Some of our competitors are in bankruptcy and may emerge from bankruptcy with more favorable cost structures than ours. There can be no assurance that our competitors will not be successful in capturing our market share or that we will not be required to reduce selling prices in order to compete with them.

     Domestic integrated steel producers like us have lost market share in recent years to domestic mini-mill producers. Mini-mills produce steel by melting scrap in electric furnaces. Although mini-mills generally produce a narrower range of steel products than integrated producers, they typically enjoy competitive advantages over integrated steel producers such as lower capital expenditures for construction of facilities, lower raw material costs and non-unionized work forces with lower employment costs and more flexible work rules.

     The United States is the largest steel consuming country in the western world and represents a major market for steel producers from Europe, Japan, Korea, and other foreign countries. We sell approximately 99% of our products to the domestic U.S. market. Steel imports to the United States accounted for an estimated 27% of the domestic steel market for the year 2002, 24% for the year 2001 and 27% for the year 2000. Imports of steel to the U.S. generally depress domestic price levels and have an adverse effect upon our revenue, income and cash flows.

  CHANGES IN UNITED STATES LAWS AND REGULATIONS MAY INCREASE THE COMPETITION WE EXPERIENCE FROM FOREIGN IMPORTERS.

     Trade remedies announced on March 5, 2002 by President Bush under Section 201 of the Trade Act of 1974 became effective for imports entering the U.S. on and after March 20, 2002 and are intended to provide protection against imports from certain countries. However, certain products and countries are not covered and imports of these exempt products or products from these countries may still have an adverse effect upon our revenues and income. Since March 5, 2002, the Department of Commerce and the Office of the United States Trade Representative have announced the exclusion of over 700 products from the trade remedies and additional exclusions may be announced in the future. The exclusions granted have weakened the protection initially provided by this relief and future exclusions may further weaken these protections. Various countries have challenged President Bush's action with the World Trade Organization and have taken other actions responding to the Section 201 remedies. The World Trade Organization has issued a negative interim ruling on the legality of President Bush's action. Any changes to the protections offered by these trade remedies are likely to lead to increased competition from foreign importers and to have an adverse effect on our business, financial condition or results of operations.

  WE DEPEND SIGNIFICANTLY ON OUR SUPPLIERS FOR RAW MATERIALS.

     We purchase the raw materials used to produce our products from a limited number of suppliers. We rely on our relationships with these suppliers to allow us to produce the products we sell. While we currently have favorable working relationships with our suppliers, we cannot be sure that these relationships will continue in the future. Additionally, we cannot guarantee the availability or pricing of raw materials. If any of our suppliers were to experience price increases or disruptions to their business, such as labor disputes, supply shortages or distribution problems, we might not be able to satisfactorily fulfill our customers' orders, our business, financial condition and results of operations could be materially and adversely affected.

  WE MAY BE UNSUCCESSFUL IN CONSTRUCTING AND OPERATING OUR ELECTRIC ARC FURNACE.

     Our business plan depends, in part, upon the successful construction and operation of a new electric arc furnace in order to increase productivity and profitability. We have not previously constructed an electric arc furnace. In addition, our new electric arc furnace will be the world's largest operation of its kind. This process of constructing a new facility (especially at a scale larger than any currently in use) is a considerable undertaking, requiring substantial expense and time, as well as the coordination of numerous contractors and other third parties. Many factors beyond our control, such as compliance with environmental regulations, technical or mechanical problems, lack of availability of capital and other factors, may prevent or hinder our completing this project or completing it within our projected budget and time schedule. Failure to successfully manage the construction of the facility, to successfully meet timing and cost projections, or to successfully begin operation of the electric arc furnace may adversely affect our business prospects and competitive position in the industry.

     In addition, electric arc furnaces occasionally experience quality control issues due to the large percentage of scrap used. If we experience significant quality control problems, our competitive position in the industry may be adversely affected.

  OUR INDUSTRY'S EXCESS PRODUCTION CAPACITY MAY NEGATIVELY AFFECT OUR CASH FLOW AND RESULTS OF OPERATIONS.

     In recent years, global steel production capacity has exceeded global demand for steel products. This has caused shipment and production levels in the industry, including for our operations, to vary from year to year and from quarter to quarter, affecting our cash flows and results of operations. Over the past five years, our steel shipments have varied from a high of 2.4 million net tons in 1999 to a low of 2.0 million net tons in 2001 and production levels as a percentage of capacity have ranged from a high of 101.9% in 1998 to a low of 81.0% in 2001. Many factors influence these results, including demand in the domestic market, international currency conversion rates and domestic and international government actions and economic conditions. Excess production capacity, as well as other factors, can result in lower market prices for our products. Our success is largely dependent on prices for our products and any substantial or extended decline in the price of our products below current levels will have a material adverse effect on our business operations and future revenues.

  DEMAND FOR OUR PRODUCTS IS CYCLICAL.

     Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the appliance and construction industries. As a result, downturns in the U.S. economy or in any of the industries we support could adversely affect our results of operations and cash flows. We cannot assure you that we will be able to sustain our level of total revenue or rate or revenue growth, if any, on a quarterly or annual basis. It is likely that, in some future quarters, our operating results will fall below our targets and the expectations of stock market analysts and investors. In such event, the price of our common stock could decline significantly.

  WE HAVE ADDITIONAL CAPITAL NEEDS FOR WHICH OUR INTERNALLY GENERATED CASH FLOW AND BORROWING MAY NOT BE ADEQUATE.

     Our operations are capital intensive. Our projections forecast that capital expenditures for the five-year period ending December 31, 2007 will aggregate approximately $313.5 million. There can be no assurance that we will be able to fund these requirements from operating cash flow and out of the proceeds of borrowings under the credit agreements, although our projections assume we will. If we are unable to fund our capital requirements, we may be unable to execute our business plan.

  A SIGNIFICANT INTERRUPTION OR CASUALTY LOSS AT ANY OF OUR FACILITIES COULD REDUCE OUR PRODUCTION.

     Our steel-making facilities may experience a major accident and may be subject to unplanned events such as explosions, fires, inclement weather, acts of God, terrorism, accidents and transportation interruptions. Any shutdown or interruption of a facility would reduce the production from that facility and we would be unable to conduct our business for an indefinite period of time at that facility, which would substantially impair our business. To the extent these events are not covered by insurance, our cash flows may be adversely impacted by events of this type.

  A SUBSTANTIAL PORTION OF OUR WORKFORCE IS UNIONIZED, WHICH COULD LEAD TO LABOR DISRUPTIONS THAT WOULD INTERFERE WITH OUR OPERATIONS OR OTHERWISE PLACE US AT A COMPETITIVE DISADVANTAGE.

     The majority of our hourly employees are covered by a collective bargaining agreement with the USWA that expires on February 1, 2006. Other hourly employees either are represented by other unions or are non-union operating employees. We have experienced work stoppages in the past. Any potential strikes or work stoppages in the future, and the resulting adverse impact on our relationships with our customers, could have a material adverse effect on our business, financial condition or results of operations. Additionally, other steel producers may have or may be able to negotiate labor agreements that provide them with a competitive advantage. In addition, many mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.

  ENVIRONMENTAL COMPLIANCE AND REMEDIATION COULD DECREASE OUR NET CASH FLOW, REDUCE OUR RESULTS OF OPERATIONS AND IMPAIR OUR FINANCIAL CONDITION.

     Our business is subject to numerous federal, state and local laws and regulations relating to the protection of the environment. These laws are constantly evolving and have become increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. These environmental laws and regulations, particularly the Clean Air Act, could result in substantially increased capital, operating and compliance costs. We also are involved in a number of environmental remediation projects at operating locations and are involved in a number of other remedial actions under federal and state law. Environmental expenditures were $1.7 million in 2002, $0.8 million in 2001 and $3.4 million in 2000. If we are unable to comply with environmental regulations, we may be unable to maintain our operations, and if the costs of compliance exceed our projections, our business, financial condition and results of operations could suffer materially.

  OUR RETIREE HEALTHCARE COSTS MAY EXCEED OUR PROJECTIONS AND MAY NEGATIVELY AFFECT OUR COMPETITIVE POSITION.

     We maintain defined benefit retiree healthcare plans covering all union represented employees upon their retirement. We also provide medical benefits for retired salaried employees until they reach the age of 65. Healthcare benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both the subject of various cost-sharing features. Benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. We reported an unfunded obligation for these benefit obligations in the amount of $314.1 million as of December 31, 2002 and $307.1 million as of December 31, 2001. We recorded related costs of $13.0 million for the year ended December 31, 2002 and $13.9 million for the year ended December 31, 2001. If our costs under these programs exceed our projections, our business, financial condition and results of operations could be materially adversely affected. Additionally, mini-mills, foreign competitors and many producers of products that compete with steel typically provide lesser benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position. [To be updated upon completion of modified labor agreement.]

  OUR ONGOING PENSION PLAN OBLIGATIONS MAY NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE.

     In conjunction with the implementation of our plan of reorganization, we separated from, and ceased to be participating employers under, the WHX pension plan. The terms of the separation are governed by an agreement between WPC, WPSC
and WHX Corporation, dated             . On             , we established new
pension programs for the benefit of our employees. In addition, we continue to be participating employers in the Central States Plan, a multi-employer plan covering WCC employees

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

represented by the International Brotherhood of Teamsters labor union. We have substantial ongoing funding obligations in connection with these pension plans. Although we believe that we will be able to generate sufficient operating cash flow to fund these pension plans on an ongoing basis, there can be no assurance that we will be able to do so.

  CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS MAY INCREASE THE AMOUNT OF TAXES WE PAY.

     Certain U.S. federal income tax implications of our bankruptcy and reorganization may increase our U.S. federal income tax liability. The U.S. federal income tax consequences of the implementation of our plan of reorganization to holders of claims in our Chapter 11 proceedings are complex and subject to uncertainty. Certain U.S. tax attributes of our company, including net operating loss carryovers, may be reduced or eliminated as a consequence of our plan of reorganization. The elimination or reduction of net operating loss carryovers and other tax attributes may increase the amount of tax payable by our company following the implementation of our plan of reorganization as compared with the amount of tax payable had no such elimination or reduction been required.

  WE MAY NOT BE ABLE TO PROVIDE LIQUIDITY OF OUR COMMON STOCK.

     We will use our best efforts to secure the listing of our common stock on The Nasdaq National Market System (or, in the event that we fail to meet the listing requirements of The Nasdaq National Market System, on such other exchange or system on which our common stock may be listed) as soon as practicable. There can be no assurance, however, that our common stock will be listed on The Nasdaq National Market System or on any other exchange or system. The absence of such a listing of our common stock would likely have an adverse impact on its market price and liquidity.

  WE MIGHT ISSUE ADDITIONAL SHARES OF COMMON STOCK IN SETTLEMENT OF DISPUTED BANKRUPTCY CLAIMS.

     Under our plan of reorganization, we hold           shares of common stock
in reserve for possible issuance in settlement of certain unresolved claims from our bankruptcy proceedings. In the event that we are ordered by the bankruptcy court to issue any of these shares to settle claims, the market value of our outstanding shares of common stock could decline. Our issuance of shares pursuant to stock incentive plans or under other arrangements, as well as other company-specific and market-related factors, could also result in fluctuations in the market price of our common stock.

  CERTAIN HOLDERS OF OUR COMMON STOCK ARE SUBJECT TO RESTRICTIONS ON TRANSFER.

     Holders of our common stock who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, including holders who are deemed to be our "affiliates" or "control persons" within the meaning of the Securities Act of 1933, as amended, referred to as the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to:

     - "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of Section 1145(b) of the Bankruptcy Code,

     - an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or

     - pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from such registration requirements.

     For a description of the registration rights that will be granted to certain holders of our common stock, see "Item 10. Recent Sales of Unregistered Securities -- Securities Law Considerations -- Subsequent Transfers of Securities."

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

  WE DO NOT EXPECT TO PAY DIVIDENDS.

     Because all cash flow will be used in the foreseeable future to make payments under our credit agreements and because applicable plan of reorganization documents may restrict or prohibit the payment of dividends, we do not anticipate paying any dividends on our common stock until the indebtedness outstanding under our credit agreements is repaid in full or refinanced. Certain institutional investors who are only permitted to invest in dividend-paying equity securities or operate under other restrictions prohibiting or limiting their ability to invest in securities similar to our common stock may not be able to invest in our common stock.

  PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL.

     Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders:

     - our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without stockholder approval,

     - our board of directors is divided into three classes, serving initial, staggered terms of one year, two years, and three years, respectively,

     - there are limitations on who can call special meetings of stockholders,

     - stockholders may not take action by written consent, and

     - provisions of Delaware law and our stock option plans may discourage, delay or prevent a change of control of WPC or unsolicited acquisition proposals.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  OVERVIEW

     Beginning in 1998 and continuing through 2001, record high levels of foreign steel imports as well as a general overcapacity in worldwide steel production caused a marked deterioration of steel prices, resulting in huge losses and substantial harm to the domestic steel industry. This record high level of foreign steel imports over a four year period, coupled with the indebtedness our company incurred as a result of a ten-month work stoppage which ended in August 1997, and approximately $200 million of capital expenditures used to modernize our facilities to increase quality, efficiency, safety and environmental conditions, resulted in substantial losses and the severe erosion of our financial position and liquidity. These losses and erosion of liquidity continued to occur notwithstanding increases in operating efficiencies resulting from the modernization of facilities, various cost saving measures and the elimination of 20% of the hourly workforce negotiated in 1997.

     On November 16, 2000, WPC and eight of our then existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.

     As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of

Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition noteholders, pre-petition trade creditors and unionized employees. We realized approximately $619 million in cancellation of debt income as a result of our reorganization.

     Following is a summary of some of the significant transactions consummated on or about June 30, 2003 under our confirmed plan of reorganization.

     - WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

     - WPC exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in new Series A secured notes issued by WPSC, $20 million in new Series B secured notes issued by WPSC and 3,410,000 shares of new common stock of WPC constituting 34.1% thereof.

     - WPC cancelled its then-existing senior notes and related indenture and its then-exiting term notes and the related term loan agreement.

     - WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

     - WPSC entered into a new $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of West Virginia, WPC and WPSC's subsidiaries and is secured by a first lien on our tangible and intangible assets (other than accounts receivable and inventory) and our equity interest in Wheeling-Nisshin and OCC and a second lien on our accounts receivable and inventory. We also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is secured by a first lien on our accounts receivable and inventory, a second lien on our other tangible and intangible assets and a third lien on our equity interest in Wheeling-Nisshin and OCC.

     - All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

     - WPC and WPSC entered into an agreement with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with respect to our separation from WHX Corporation's employee pension plan.

     - WPC and WPSC entered into an agreement with our unionized employees represented by the USWA, which modified our existing labor agreement to provide for, among other things, future pension arrangements with USWA and reductions in our employee-related costs.

     - WPC issued 4,000,000 shares of its new common stock constituting 40% thereof for the benefit of USWA employees in satisfaction of certain claims under our labor agreement and an additional 1,000,000 shares of its new common stock constituting 10% thereof to or for the benefit of our salaried employees.

     - WPC issued 1,590,000 shares of its new common stock constituting 15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. Our financial statements as of December 31, 2002, 2001 and 2000 have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code," issued November 19, 1990, referred to as SOP 90-7.

     In accordance with SOP 90-7, we adopted "Fresh Start Reporting" for our reorganized company and recorded assets and liabilities at their fair values. Equity value was determined with the assistance of independent advisors. Enterprise value was estimated using discounted cash flow methodologies and analysis of comparable steel companies.

  RESULTS OF OPERATIONS

  First Quarter 2003 Compared to First Quarter 2002

     Net sales for the first quarter of 2003 totaled $238.7 million on shipments of 548,857 tons of steel products, compared to $206.1 million on shipments of 553,344 tons in the first quarter of 2002. The increase in revenues is due primarily to a 17.8% increase in prices. Average sales prices increased from $372 per ton shipped to $435 per ton shipped primarily due to import tariffs imposed in March 2002 and reduced domestic supply resulting from temporary closure of steel-making capacity.

     Cost of goods sold increased from $383 per ton shipped in the first quarter of 2002 to $450 per ton shipped in the first quarter of 2003. The increase in operating cost per ton is due to higher costs for labor, raw materials and fuels.

     The operating rates for the first quarter of 2003 and 2002 were 96.9% and 92.5%, respectively.

     Depreciation expense decreased to $17.4 million in the first quarter of 2003, compared to $17.8 million in the first quarter of 2002, due to a decrease in the level of depreciable assets, partially offset by increased levels of raw steel production and its effect on our units of production depreciation method.

     Selling, administrative and general expense increased to $13.9 million in the first quarter of 2003 from $11.8 million in the first quarter of 2002. The increase is due primarily to higher labor costs and higher property tax expense in 2003.

     Reorganization and professional fee expense increased to $3.3 million in the first quarter of 2003 from $3.0 million in the first quarter of 2002 due to higher legal costs during the first quarter of 2003 reflecting increased activity on the plan of reorganization and disclosure statement.

     Net loss totaled $45.6 million in the first quarter of 2003, compared to a net loss of $41.0 million in the first quarter of 2002.

  2002 Compared to 2001

     Net sales for 2002 totaled $980.0 million on shipments of 2.2 million tons of steel products, compared to $835.6 million on shipments of 2.0 million tons in 2001. The increase in revenues is due to an 8.2% increase in prices and a 9.4% increase in volume of steel products shipped. The increase in tons shipped is primarily attributable to increased shipments to joint ventures and affiliates. Average sales prices increased from $412 per ton shipped to $443 per ton shipped primarily due to import tariffs imposed in March 2002 and reduced domestic supply resulting from temporary closure of steel-making capacity.

     Cost of goods sold decreased from $427 per ton shipped in 2001 to $403 per ton shipped in 2002. The decrease in operating cost per ton is due to lower labor costs and lower costs for raw materials, fuels and supplies and the efficiencies of higher operating levels. The operating rates for 2002 and 2001 were 98.3% and 81.0%, respectively.

     Depreciation expense increased to $74.2 million in 2002, compared to $72.6 million in 2001, due primarily to increased levels of raw steel production and its effect on our units of production depreciation method.

     Selling, administrative and general expense decreased to $47.0 million in 2002 from $47.2 million in 2001. The decrease is due to lower labor costs, partially offset by higher sales commissions and property taxes.

     Reorganization and professional fee expense decreased to $11.8 million in 2002 from $14.2 million in 2001 due to less professional services required as the process evolved.

     Reorganization income for 2002 decreased to $1.3 million from $9.2 million in 2001. The income in 2001 was primarily related to the sale of Pittsburgh-Canfield Corporation (now known as Canfield Metal Coating) assets.

     Interest expense decreased to $16.0 million in 2002 from $17.4 million in 2001. Interest expense decreased due to less interest expense on the debtor-in-possession credit facility in 2002, partially offset by higher amounts of capitalized interest in 2001 as compared to 2002.

     Other income increased to $4.6 million in 2002 from $0.4 million in 2001. The increase is a result of higher equity income on joint venture investments and the absence of a royalty receivable write down in 2001. Equity income totaled $3.9 million in 2002 and $1.4 million in 2001.

     Net loss totaled $57.6 million in 2002, compared to a net loss of $172.2 million in 2001.

  2001 Compared to 2000

     Net sales for 2001 totaled $835.6 million on shipments of 2.0 million tons of steel products, compared to $1.1 billion on shipments of 2.4 million tons in 2000. The decrease in revenues is due to a 13.9% decrease in shipments and a 12.0% decrease in prices. The decrease in tons shipped is primarily attributable to a slow economic environment, reduced demand for flat-rolled steel products and high levels of imported steel. Average sales prices decreased from $475 per ton shipped to $412 per ton shipped primarily due to severe pressure on steel prices due to the significant increase in low-priced steel imports in a depressed economy.

     Cost of goods sold decreased from $448 per ton shipped in 2000 to $427 per ton shipped in 2001. The decrease in operating cost per ton is due to lower labor and raw material costs and reduced spending for maintenance. The operating rates for 2001 and 2000 were 81.0% and 88.7%, respectively. Raw steel production was 100% continuous cast.

     Depreciation expense decreased to $72.6 million in 2001, compared to $78.9 million in 2000 due to reduced levels of raw steel production and its effect on our units of production depreciation method.

     Selling, administrative and general expense decreased to $47.2 million in 2001 from $68.2 million in 2000. The decrease is due primarily to a decrease in headcount, combined with salary reductions, in addition to lower property taxes.

     Reorganization and professional fee expense increased to $14.2 million in 2001 from $4.1 million in 2000. Due to the bankruptcy filing in November 2000, the expense was less in 2000 as compared to 2001, in which a full year of expense was incurred.

     Reorganization income was $9.2 million in 2001 as compared to the $2.6 million expense in 2000. The income in 2001 was primarily related to the sale of Pittsburgh-Canfield Corporation (now known as Canfield Metal Coating) assets as compared to the expense in 2000 related to the write off of deferred financing costs related to pre-petition credit and securitization agreements.

     Interest expense decreased to $17.4 million in 2001 from $36.0 million in 2000. The decrease is due primarily to the bankruptcy filing in the fourth quarter of 2000 and the avoidance of interest charges and payment related to pre-petition debt.

     Other income was $0.4 million in 2001 as compared to an expense of $3.0 million in 2000. The increase is primarily the result of the elimination of securitization fees in 2001. The fees totaled $6.9 million in 2000.

     The tax provisions for 2001 and 2000 were $17 thousand and $90.1 million, respectively. The year 2000 tax provision reflects a change in valuation allowance of $149.7 million as we considered it more likely than not that deferred tax assets would not be realized. Also, a $23.9 million reserve was released to income upon settlement of prior year taxes.

     Net loss totaled $172.2 million in 2001, compared to a net loss of $218.2 million in 2000.

  LIQUIDITY AND CAPITAL RESOURCES

     Since our emergence from our Chapter 11 bankruptcy proceedings, our primary source of financing has been cash flow from operations, term loans under our $250 million senior secured term loan facility and revolving credit loans under our $225 million senior secured revolving credit facility. Our ongoing operations will require the availability of funds to service debt, fund working capital and make capital expenditures on our existing facilities and our planned construction of an electric arc furnace. As of June 30, 2003, we had the following available for our working capital expenses and our planned capital
expenditures: cash and cash equivalents of approximately $          million;
$          million from borrowings under our new term loan facility; $
million from borrowings under our new revolving credit facility; and $10 million from an unsecured WHX Corporation loan.

  $250 Million Term Loan

     On June 30, 2003, pursuant to a new term loan credit agreement, WPSC entered into a five-year $250 million senior secured term loan facility with a bank group led by Royal Bank of Canada, as administrative agent. The term loan is arranged in three tranches with varying degrees of risk and interest rate. Term loan interest rates range from Libor plus 2.5% to Libor plus 8.0% and prime plus 1.50% to prime plus 7.0%. The blended rate of interest is approximately
     % at current Libor rates. The term loan is to be repaid beginning in the third quarter of 2004 through the first quarter of 2008 in quarterly installments of $6.25 million with a final payment of $156.25 million due at maturity.

     A government guarantee from the Emergency Steel Loan Guarantee Board, also referred to as the Steel Board, covers 85% or $21.25 million of the $25 million first tranche of the term loan held by Royal Bank of Canada, and 95% or approximately $198.75 million of the approximately $209 million second tranche of the term loan held by various lenders. The Steel Board guarantee is a guarantee of principal only. The Steel Board guarantee terminates only if the administrative agent fails to make a payment demand within thirty days from the date of any payment default or if any lender transfers its interest in the term loan facility contrary to provisions of the appropriate sections of the guarantee. The Steel Board guarantee expires thirteen years after the closing of the term loan facility, or eight years after scheduled maturity. The remaining 5% of the second tranche of the term loan is backed by an unconditional guarantee from the State of West Virginia. Additionally, the term loan is guaranteed by WPC and WPSC's subsidiaries. Of the approximately $15.8 million third tranche of the term loan, approximately $3.8 million is held by Danieli Corporation as a vendor/supplier to WPSC and approximately $12 million is held by the State of Ohio through the Ohio Department of Development. The term loan is secured by a first lien on all of our tangible and intangible assets (other than accounts receivable and inventory) and our equity interest in Wheeling-Nisshin and OCC, and a second lien on our accounts receivable and inventory.

     A portion of the term loan was used to finance our plan of reorganization by paying off our debtor-in-possession credit facility and paying other cash claims under our plan of reorganization. In addition, $112 million of the term loan has been placed in a restricted cash account for capital expenditures, including expenses relating to the construction of an electric arc furnace.

  $225 Million Revolving Credit Facility

     On June 30, 2003, pursuant to a new revolving loan agreement, WPSC entered into a three-year $225 million senior secured revolving credit facility with a bank group arranged by Royal Bank of Canada and GECC Capital Markets Group. The revolving credit facility is guaranteed by WPC and WPSC's subsidiaries. The revolving credit facility is secured by a first lien on our accounts receivable and inventory, a second lien on our other tangible and intangible assets and a third lien on our equity interest in Wheeling-Nisshin and OCC. The revolving credit facility is to be available at agreed advance rates, subject to our audited borrowing base. Interest rates on borrowings under the revolving credit facility are initially at prime plus 2.5% and Libor plus 3.5%, and thereafter range from prime plus 2.25% to prime plus 3.0% and Libor plus 3.25% to Libor plus 4.0%, depending on availability. As of June 30, 2003, $

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

was outstanding under the revolving credit facility and, approximately $100 million of liquidity remained available. We expect to use approximately $29 million of proceeds under the revolving credit facility to complete payments required under our plan of reorganization.

  $40 Million Series A Notes

     On June 30, 2003, pursuant to our plan of reorganization, WPSC issued new Series A secured notes in the aggregate principal amount of $40 million in settlement of claims under our bankruptcy proceedings. The Series A notes were issued under an indenture between WPSC and [trustee]. The Series A notes mature on the eighth anniversary of the effective date of our plan of reorganization, and they have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series A notes bear interest at a rate of 5% per annum until the fifth anniversary of the effective date of our plan of reorganization. Thereafter, such notes bear interest at a rate of 8% per annum.

     The Series A notes are secured by a second lien on our equity interest in Wheeling-Nisshin and OCC, junior only to the liens securing the term loan facility. Until the fifth anniversary of the effective date of our plan of reorganization, fifty percent of the payments to WPSC from the Wheeling-Nisshin and OCC joint ventures, in respect of loans to, or equity interest in, such joint ventures, will be applied to payments on the Series A notes.

     Thereafter, one hundred percent of such payments from the joint ventures to WPSC will be applied to the Series A notes. However, WPSC must pay cash interest of at least 2% per annum. In the event that at any time the payments from the joint ventures are not adequate to pay all interest then owing, or if WPSC is not in compliance with the terms of the term loan facility and/or the revolving credit facility, the remaining portion of the principal upon which cash interest has not been paid will receive payment-in-kind interest at a rate of 8% per annum during the first five years of the term of the Series A notes, and at a rate of 10% per annum thereafter.

     In addition, the Series A notes are subrogated to the first lien and other rights of the term loan facility and any refinancing of the scheduled amounts due thereunder to the extent of $14.2 million plus any funds received by WPSC from WPC, Wheeling-Nisshin and OCC subsequent to April 15, 2003 and not utilized to pay the Series A notes.

  $20 Million Series B Notes

     On June 30, 2003, pursuant to our plan of reorganization, WPSC issued new Series B secured notes in the aggregate principal amount of $20 million in settlement of claims under our bankruptcy proceedings. The Series B notes were issued under an indenture between WPSC and trustee. The Series B notes mature on the seventh anniversary of the effective date of our plan of reorganization, and they have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B notes bear interest at a rate of 6% per annum to the extent interest is paid in cash. WPSC must pay cash interest of at least 2% per annum. Payment of cash interest in excess of 2% per annum is dependent upon our remaining in compliance with our new credit agreements and the Series A notes. In the event that we are not in compliance with the terms of the term loan facility, the revolving credit facility and/or the Series A notes, or our cash flow is insufficient to cover any or all of the interest, the remaining portion of the principal upon which cash interest has not been paid will receive payment-in-kind interest at a rate of 8% per annum.

     In addition, the Series B notes are secured by a fourth lien on our tangible and intangible assets, including our accounts receivable and inventory, junior only to the liens securing our new credit agreements and WPSC's obligations to pay deferred payments under its ore sales agreement with Itabira Rio Doce Company, Ltd. The Series B notes are also secured by a fifth lien on our equity interest in Wheeling-Nisshin and OCC.

  $10 Million Unsecured Note

     On June 30, 2003, pursuant to our plan of reorganization, WPSC issued an unsecured note in the aggregate principal amount of $10 million to WHX Corporation, referred to as the WHX note. The WHX note matures in years and has no fixed amortization, meaning that no payment of principal shall be required
until such note becomes due. The WHX note bears interest at a rate of      % per
annum. Such note is subordinated in right of payment to our new credit agreements, the Series A notes and the Series B notes.

  Certain Other Obligations

     In connection with the implementation of our plan of reorganization, we reached agreements with various parties to defer payments of indebtedness and reduce costs in order to preserve liquidity upon emergence from bankruptcy. These agreements include:

     - Modification and assumption agreement between WPSC and Danieli Corporation. This agreement modifies an agreement between WPSC and Danieli Corporation, dated July 6, 2000, pursuant to which WPSC agreed to purchase from Danieli Corporation certain roll-changing equipment. Under the original agreement, WPSC owed approximately $7.36 million to Danieli Corporation. Pursuant to the modified agreement, WPSC has agreed, among other things, within 30 days of the effective date of our plan of reorganization, to pay Danieli Corporation approximately $2.36 million. Approximately $3.8 million of the balance of the amount owed to Danieli Corporation has been converted into a portion of the secured term loans under our term loan facility that is not secured by the Steel Board. The balance of the amount owed to Danieli Corporation has been converted into a promissory note. In addition, WPSC is to pay Danieli Corporation approximately $2.58 million (of which approximately $96 thousand is to be paid within 30 days of the effective date of our plan of reorganization and the balance is to be paid in progress payments as work is completed in 2004) to complete the roll-changing project and for rehabilitation, storage and other costs of Danieli Corporation.

     - Loan modification agreement between WPSC and the Ohio Department of Development. This agreement provides for a partial prepayment, within 30 days of the effective date of our plan of reorganization, of $1.985 million of the $6.985 million owed by WPSC to the Ohio Department of Development pursuant to a loan, dated as of January 18, 2002, from the Ohio Department of Development and a two-year deferral of $5 million of such loan at an interest rate of 3% per annum.

     - Loan agreement between WPSC and the State of West Virginia. In connection with WPSC's repayment of a $5 million loan from the West Virginia Development Office, WPSC has entered into a $6.5 million loan agreement with the State of West Virginia. The loan has a five-year term and bears interest at a rate of 3% per annum.

     - Agreement among WPSC, Itabira Rio Doce Company, Ltd. and Rio Doce Limited. This agreement provides for repayment, in equal monthly installments over a period not to exceed eighteen months from May 1, 2003, of WPSC's $5.1 million deferred payment obligation under a certain iron ore sales agreement, dated October 1, 2001.

     In addition, we have ongoing funding obligations under our labor agreement with the USWA. All of the obligations referenced in this section are included in the table of contractual commitments set forth below.

  Off-Balance Sheet Transactions

     As of the date of this registration statement we have no off-balance sheet transactions, arrangements, or other relationships with unconsolidated entities or persons that would adversely affect liquidity, availability of capital resources, financial position or results of operations. We have investments in three joint ventures that are accounted for under the equity method. Pursuant to the joint venture agreements with OCC and Wheeling-Nisshin, we have an obligation to support their working capital requirements. However, we believe it is unlikely that the joint ventures will require our working capital support in the foreseeable future. We are not responsible for any debt of any of these joint ventures.

  Contractual Commitments

     As of June 30, 2003, the total of our future contractual obligations, including the repayment of debt obligations, is summarized below.

                                                      CONTRACTUAL PAYMENTS DUE
                                       -------------------------------------------------------
                                       TOTAL   2003   2004 TO 2005   2006 TO 2007   THEREAFTER
                                       -----   ----   ------------   ------------   ----------
                                                            ($ MILLIONS)
Long-Term Debt.......................  335.6    1.7       44.2           50.7         239.0
Capital Leases.......................    7.1    3.3        1.8            1.8           0.2
Operating Leases:
  Long Term..........................   15.9    1.4        5.8            5.8           2.9
  Month to Month.....................    6.5    3.2       12.9           12.9           6.5
Other Long Term Liabilities:
  OPEB...............................   60.0     --         --             --          60.0
  Coal Miner Retiree Medical.........   10.4    1.0        3.0            3.0           3.4
  Worker's Compensation..............   18.2    2.6       10.2           10.2           5.1
  Purchase Commitments:
     Oxygen Supply...................   76.7    3.4       13.4           13.4          46.5
     Electricity.....................   69.3    2.2        8.7            8.7          49.7
     Other...........................    9.7    3.3        6.4             --            --
                                       -----   ----      -----          -----         -----
Total Contractual Obligations........  609.4   22.1      106.4          106.5         413.3
                                       =====   ====      =====          =====         =====

  Projected Restructuring Capital Expenditures

     The projected cost of the electric arc furnace and the other restructuring capital projects provided for in our new business plan is approximately $141.6 million. It is anticipated these amounts will be expended over a period of three years as set forth in the table below:

                                                                    PROJECTED
                                                              RESTRUCTURING CAPITAL
                                                                  EXPENDITURES
                                                              ---------------------
                                                              2003    2004    2005
                                                              -----   -----   -----
                                                                  ($ MILLIONS)
Electric Arc Furnace........................................  40.3    70.8     4.5
Hot Strip Mill Roll Changers................................   2.5     7.1     5.4
Allenport Cold Mill Improvements............................   3.9     7.1      --
                                                              ----    ----     ---
                                                              46.7    85.0     9.9
                                                              ====    ====     ===

     These capital expenditures are to be financed with operating cash flows and borrowings under our new term loan facility and revolving credit facility, which we entered into pursuant to our plan of reorganization.

  CRITICAL ACCOUNTING POLICIES/ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect reported amounts of assets and liabilities at the balance sheet date and the reported revenues and expenses for the period. Our judgments and estimates are based on both historical experience and our expectations for the future. As a result, actual results may differ materially from current expectations.

     We believe that the following are the more significant judgments and estimates used in the preparation of the financial statements.

  Going Concern Assumption

     The financial statements have been prepared assuming our company will continue as a going concern. This contemplates the continuity of operations, the realization of the historical carrying value of assets and the payment of liabilities incurred subsequent to the bankruptcy filing. The financial statements do not include any adjustments to the carrying value of assets or liabilities that might be necessary upon confirmation of a plan of reorganization. Such adjustments will likely be material. In addition, the financial statements do not include any adjustments relating to the recoverability of assets or liquidation of liabilities that might result if our company is unable to reorganize.

  Other Postretirement Benefits (OPEBS)

     [To be updated upon completion of modified labor agreement.]

     Our company provides medical and life insurance benefits to approximately 12,500 retired employees. Because these benefits will be paid in the future over what could be many years, we use an independent actuary to help us estimate the accrued liability at each year-end balance sheet date. The two most significant assumptions used in determining the liability are the projected medical cost trend rate and the discount rate.

     We estimate the escalation trend in medical costs based on historical rate experience in our plans and through consultation with health care specialists. We have assumed an initial escalation rate of 9% in 2003. This rate is assumed to decrease gradually to an ultimate rate of 4.75% in 2008 and remain at that level for all future years. A 1% increase in the medical cost trend rate would increase our annual OPEB cost by $2.0 million and a 1% decrease would decrease our annual cost by $1.8 million.

     The discount rate applied to our OPEB obligations is based on an estimate of the current interest rate at which our OPEB obligations could be settled at the balance sheet date. In estimating this rate, we consider high quality bond rates and the expected payout period of our OPEB obligations. Based on this evaluation, we lowered the discount rate used to measure our OPEB obligation at December 31, 2002 from 7.25% to 6.5%. A 50 basis point decrease in the discount rate would decrease our annual OPEB cost by $0.1 million and a 50 basis point increase would increase our annual cost by $0.3 million.

  Asset Impairments

     Our company periodically evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Asset impairments are recognized when the carrying value of productive assets exceeds the net projected undiscounted cash flows from those assets. Given our integrated operations, asset impairment evaluations are generally done on a group basis. Undiscounted cash flows are based on longer-term projections that consider projected market conditions and the performance and ultimate use of the assets. If future demand and market conditions are less favorable than those projected by management, or if the probability of disposition of the assets differs from that previously estimated by management, asset impairments may be required.

  Deferred Taxes

     Realization of net deferred tax assets is dependent on the ability of our company to generate future taxable income. Our company records a valuation allowance to reduce deferred tax assets to an amount that is more likely than not to be realized. During 2000, our company recorded a full valuation allowance against our net deferred tax assets due to the uncertainties surrounding realization as a result of the bankruptcy proceedings. Deferred tax assets that have arisen since that time, which principally consist of net operating losses, have also been fully reserved. Under fresh start reporting, if we were to determine that we would be able to realize deferred tax assets in excess of the net recorded amount, the tax benefit would be recognized in the financial statements as a direct addition to paid-in capital.

  Environmental and Legal Contingencies

     Our company provides for remediation costs, environmental penalties and legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. Our company regularly monitors the progress of environmental remediation and legal contingencies, and revises the amounts recorded in the period in which changes in estimate occur. Conclusions regarding exposure are developed in consultation with legal and environmental counsel.

  NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 142 "Goodwill and Other Intangible Assets", which addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: (i) goodwill and intangible assets with indefinite lives will no longer be amortized; (ii) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (iii) the amortization period for intangible assets with finite lives will no longer be limited to forty years. We adopted SFAS 142 effective January 1, 2002, as required. The adoption of SFAS 142 did not have a material impact on our company.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 establishes a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS 143 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. We adopted SFAS 143 effective January 1, 2003, as required. The adoption of SFAS 143 did not have a significant impact on either our financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. We adopted SFAS 144 prospectively effective January 1, 2002. The adoption of SFAS 144 did not have a material effect on the Company.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal of Activities." SFAS 146 supercedes Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires the recognition of a liability for costs associated with an exit or disposal activity when incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS 146 are in effective for any exit and disposal activities initiated after December 31, 2002.

     In November 2002, the FASB issued FASB Interpretation No. 45, or FIN 45, "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees that are issued or modified after December 31, 2002. The disclosure requirements are effective as of December 31, 2002. The provisions of FIN 45 are not expected to have a material impact on our results of operations or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

  COMMODITY PRICE RISK AND RELATED RISKS

     In the normal course of business, our company is exposed to market risk or price fluctuation related to the purchase, production or sale of steel products. In addition, prices for our raw materials, natural gas and electricity requirements are subject to frequent market fluctuations. Our company's market risk strategy generally has been to obtain competitive prices for our products and services and to allow operating results to reflect market price movements dictated by supply and demand.

  INTEREST RATE RISK

     The fair value of cash and cash equivalents, receivables and accounts payable approximate their carrying values and are relatively insensitive to changes in interest rates due to their short-term maturity.

     Under the Bankruptcy Code, interest is generally not allowable on unsecured pre-petition obligations. With respect to post-petition indebtedness, at December 31, 2002, we had outstanding $55.56 million aggregate principal amount of debt under fixed-rate instruments and $136.68 million aggregate principal amount of debt under variable-rate instruments. Since our portfolio of debt is comprised primarily of variable-rate instruments, the fair value of the debt is relatively insensitive to the effects of interest rate fluctuations. However, our interest expense is sensitive to changes in the general level of interest rates. A 100 basis point increase in the average rate for the variable rate debt would have increased our 2002 interest expense by approximately $1.3 million.

  CREDIT RISK

     Counterparties expose our company to credit risk in the event of non-performance. We continually review the creditworthiness of our counterparties.

  FOREIGN CURRENCY EXCHANGE RISK

     Our company has limited exposure to foreign currency exchange risk as almost all of our transactions are denominated in U.S. dollars

  SAFE HARBOR

     Our company's quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management's opinion about the risk associated with our financial instruments. These statements are based on certain assumptions with respect to market prices, interest rates and other industry-specific risk factors. To the extent these assumptions prove to be inaccurate, future outcomes may differ materially from those discussed above.

ITEM 3.  PROPERTIES

STEUBENVILLE COMPLEX

     We have one raw steel producing plant and various other finishing and fabricating facilities. The Steubenville complex is an integrated steel producing facility located at Steubenville and Mingo Junction, Ohio and Follansbee, West Virginia. The Steubenville complex includes coke oven batteries that generally produce all coke requirements, two operating blast furnaces, two basic oxygen furnaces, a two-strand continuous slab caster with an annual slab production capacity of approximately 2.8 million tons, an 80-inch hot strip mill and pickling and coil finishing facilities. A railroad bridge owned by us connects the Ohio and West Virginia locations, which are separated by the Ohio River. A pipeline is maintained for the transfer of coke oven gas for use as fuel from the coke plant to several other portions of the Steubenville complex. The Steubenville complex primarily produces hot-rolled products, which are either sold to third parties or shipped to other of our facilities for further processing into value-added products.

OTHER PLANTS

     The following table lists our other principal plants and the annual capacity of the major products produced at each facility:

LOCATIONS AND OPERATIONS                  CAPACITY TONS/YEAR               MAJOR PRODUCT
------------------------                  ------------------   --------------------------------------
Allenport, Pennsylvania:
  Continuous pickler, tandem mill,
  temper mill and annealing lines.......       950,000         Cold-rolled sheets
Beech Bottom, West Virginia:
  Paint lines...........................       308,000         Painted steel in coil form
Martins Ferry, Ohio:
  Temper mill, zinc coating lines.......       750,000         Hot-dipped galvanized sheets and coils
Yorkville, Ohio:
  Continuous pickler, tandem mill,
  temper mills and annealing lines......       660,000         Blackplate and cold-rolled sheets

     All of the above facilities are currently owned by us and are regularly maintained in good operating condition. However, continuous and substantial capital and maintenance expenditures are required to maintain the operating facilities, to modernize finishing facilities in order to remain competitive and to meet environmental control requirements.

     We also own or lease fabricated products facilities at Fort Payne, Alabama; Houston, Texas; Lenexa, Kansas; Louisville, Kentucky; Minneapolis, Minnesota; Warren, Ohio; Gary, Indiana; Emporia, Virginia; Grand Junction, Colorado; Bradenton, Florida; Fallon, Nevada; and Rankin, Pennsylvania.

     We maintain regional sales offices in Chicago, Pittsburgh and our corporate headquarters in Wheeling, West Virginia.

     All of our property and equipment are subject to liens granted pursuant to our plan of reorganization, as described above in Item 2 under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 2003 by:

     - each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

     - each member of our Board of Directors;

     - each of the executive officers listed in the Summary Compensation Table below; and

     - all of our directors and executive officers as a group.

                                                                 SHARES      PERCENTAGE
                                                              BENEFICIALLY   OF COMMON
NAME OF BENEFICIAL OWNER                                         OWNED         STOCK
------------------------                                      ------------   ----------
[Plan for benefit of USWA members]..........................                       %
[Stonehill Capital Management LLC]..........................                       %
  126 East 56th Street, 9th Floor
  New York, NY 10022
[Merrill Lynch Investment Managers as Investment Advisors
  for: Corporate Bond Fund; Variable Series Funds; Global
  Currency Bond Series; and Merrill Lynch Series Fund]......                       %
  800 Scudders Mill Road
  Plainsboro, NJ 08536
Robert A. Davidow...........................................                       %
Roland L. Hobbs.............................................                       %
Ronald LaBow................................................                       %
Marvin L. Olshan............................................                       %
James G. Bradley............................................                       %
Paul J. Mooney..............................................                       %
Donald E. Keaton............................................                       %
Harry L. Page...............................................                       %
Daniel C. Keaton............................................                       %
All executive officers and directors as a group (9
  persons)..................................................                       %

---------------

* Less than 1%.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to directors of WPC and executive officers of WPC or its subsidiaries as of June 30, 2003:

NAME                      AGE                             POSITION
----                      ---                             --------
James G. Bradley........  58    President and Chief Executive Officer of WPC and WPSC
Paul J. Mooney..........  51    Executive Vice President and Chief Financial Officer of WPC
                                and WPSC
John W. Testa...........  66    Vice President, Secretary and Treasurer of WPC and Senior
                                Vice President, Chief Restructuring Officer and Secretary of
                                WPSC
Daniel C. Keaton........  52    Senior Vice President, Human Resources and Public Relations
                                of WPSC
Donald E. Keaton........  44    Vice President, Steel Manufacturing and Procurement of WPSC
Harry L. Page...........  56    Vice President, Engineering, Technology & Metallurgy of WPSC
James E. Muldoon........  59    Vice President of WPSC and Wheeling Corrugating Company
                                Division President
Steven W. Sorvold.......  48    Vice President, Commercial of WPSC
Robert A. Davidow.......  61    Director
Roland L. Hobbs.........  70    Director
Ronald LaBow............  67    Director
Marvin L. Olshan........  74    Director

     JAMES G. BRADLEY has been the President and Chief Executive Officer of WPC and WPSC since April 1998. Previously, he was the President and Chief Operating Officer of Koppel Steel Company from October 1997 to April 1998. From October 1995 to October 1997, Mr. Bradley served as Executive Vice
President -- Operations of WPSC and as Vice President of WHX Corporation.

     PAUL J. MOONEY has been an Executive Vice President and the Chief Financial Officer of WPC and WPSC since October 1997. Previously, he served as the Vice President of WHX Corporation from October 1997 to December 2001. From 1985 to November 1997, Mr. Mooney was a Client Service and Engagement Partner of PricewaterhouseCoopers LLP. He also served, from July 1996 to November 1997, as the National Director of Cross Border Filing Services with the Accounting, Auditing and SEC Services Department of PricewaterhouseCoopers LLP, and from 1988 to June 1996, as the Pittsburgh Site Leader of PricewaterhouseCoopers LLP's Accounting and Business Advisory Services Department.

     JOHN W. TESTA has been a Vice President and the Secretary and Treasurer of WPC since June 2001. Additionally, since June 2001, Mr. Testa has been a Senior Vice President and the Chief Restructuring Officer and Corporate Secretary of WPSC. He served as a consultant from November 2000 to June 2001 and as Vice President -- Office of the Chairman of WPC from February 1999 to November 2000. Additionally, Mr. Testa served as Vice President, Secretary & Treasurer of WPSC from February 1994 to February 1999 and as Vice President and Treasurer of WPSC from May 1980 to February 1994.

     DANIEL C. KEATON has been the Senior Vice President, Human Resources and Public Relations of WPSC since 1999, and he served as Vice President, Human Resources of WPSC from 1992 to 1999. Previously, Mr. Keaton, held various labor relations and human resources positions at WPSC from 1981 to 1992.

     DONALD E. KEATON has been the Vice President, Steel Manufacturing and Procurement of WPSC since March 2001. Previously, he served as the Vice President, Primary Operations of WPSC from October 1998 to March 2001, and as Division Manager -- Ironmaking of WPSC from September 1997 to October 1998.

     HARRY L. PAGE has been the Vice President, Engineering, Technology & Metallurgy of WPSC since January 1999. From March 1998 to January 1999, he served as Vice President, Engineering and Environmental Control of WPSC. Prior to joining WPSC, Mr. Page was the Senior Director, Engineering, Cleveland works of LTV Steel Company, Inc. from December 1997 to March 1998 and the General

Manager of Engineering and Asset Management of LTV Steel from June 1993 to December 1997. Mr. Page held various engineering positions of increasing responsibility at LTV Steel from 1968 to 1998.

     JAMES E. MULDOON has been the Vice President of WPSC and Division President of Wheeling Corrugating Company, a division of WPSC, since August 2000. Previously, Mr. Muldoon served as a Vice President of Wheeling Corrugating Company from October 1998 to August 2000, and as Vice President of Purchasing, Traffic and Raw Materials of Wheeling Corrugating Company from October 1997 to October 1998. Prior to joining Wheeling Corrugating Company, Mr. Muldoon worked as the General Manager of Purchasing for the former steel business (now known as United States Steel Corporation) of USX Corporation (now known as Marathon Oil Corporation) from 1987 to 1997.

     STEVEN W. SORVOLD is expected to assume the role of Vice President, Commercial of WPSC in July 2003. Since January 2002, he has served as the General Manager, Commercial, Steel Division of WPSC, with responsibility for all of WPSC's commercial operations. Mr. Sorvold has more than 24 years of commercial and management experience in the steel industry. From January 2000 to January 2002, he was General Manager of Custom and Specialty Products for Wheeling Corrugating Company, a division of WPSC. Previously, he worked with Armco Steel Co. (now known as AK Steel Corporation) as General Manager, Sales and Marketing, Coated Products from January 1995 to January 2000. In addition, Mr. Sorvold was employed by National Steel Service Center and by United States Steel Corporation.

     ROBERT A. DAVIDOW has been a director of WPC since 1991 and a director of WPSC since 2000. He has been a private investor since January 1990. He is a director of WHX Corporation and Arden Group, Inc., a supermarket holding company.

     ROLAND L. HOBBS has been a director of WPC since 1998 and a director of WPSC since 2000. He has been a director of Wesbanco Inc., a multi-state bank holding company, since 1976 and Chairman of Oglebay Foundation, Inc. Mr. Hobbs is a member, Wheeling Park Commission.

     RONALD LABOW has been a director of WPC and WPSC since 1991. He is Chairman of the Board of WHX Corporation and WPSC. He has been the president of Stonehill Investment Corp. since February 1990. He is a director of Regency Equities Corp., a real estate company, and an officer and director of WPN Corp., a financial consulting company.

     MARVIN L. OLSHAN has been a director of WPC since 1991 and a director of WPSC since 2000. He has been secretary of WHX Corporation since 1991. He is a director of WHX Corporation. He was a partner with Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP from 1956 to 2002, and of counsel since 2002.

ITEM 6.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers.

                                                          ANNUAL COMPENSATION
                                                 -------------------------------------
                                                                          OTHER ANNUAL    ALL OTHER
                                                                          COMPENSATION   COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR   SALARY ($)   BONUS ($)      ($)(1)         ($)(2)
---------------------------               ----   ----------   ---------   ------------   ------------
James G. Bradley........................  2002    357,917        --           --            17,500
  President and Chief Executive Officer
  of                                      2001    385,000                                   14,350
  WPC and WPSC                            2000    400,000                                   12,350
Paul J. Mooney..........................  2002    246,068        --           --           115,057(3)(4)
  Executive Vice President and Chief      2001    264,687                                   35,296(5)
  Financial Officer of WPC and WPSC       2000    275,000                                   35,996(5)
Donald E. Keaton........................  2002    160,053        --           --             9,831
  Vice President of WPSC                  2001    154,997                                    8,594
                                          2000    147,000                                    8,305
Harry L. Page...........................  2002    151,505        --           --            17,719
  Vice President of WPSC                  2001    149,187                                   13,433
                                          2000    155,000                                   14,025
Daniel C. Keaton........................  2002    147,641        --           --            14,025
  Senior Vice President of WPSC           2001    158,813                                   13,281
                                          2000    165,000                                   11,919

---------------

(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2) Amounts shown, unless otherwise noted, reflect company contributions to pension plans.

(3) Includes a payment of $25,000 in lieu of insurance premium.

(4) Includes the cash surrender value of $75,005.12 for an insurance policy purchased for Mr. Mooney and transferred to him in 2002.

(5) Includes insurance premiums paid by our company in 2001 and 2000 of $25,000.

OPTION EXERCISES AND OPTION VALUES

     The following table sets forth information concerning each exercise of stock options by our Chief Executive Officer and each of our other four most highly compensated executive officers during fiscal year 2002 and the value of unexercised "in-the-money" options at the end of that fiscal year. The options listed in the following table were granted to our executive officers pursuant to a stock option plan maintained by

WHX Corporation, the former parent company of WPC, and are exercisable for shares of WHX Corporation common stock.

                                                                                           VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED       IN-THE-MONEY
                                                                        OPTIONS AT              OPTIONS AT
                                        SHARES                        FISCAL YEAR-END        FISCAL YEAR-END
                                     ACQUIRED ON       VALUE           EXERCISABLE/            EXERCISABLE/
NAME                                 EXERCISE (#)   REALIZED ($)     UNEXERCISABLE (#)      UNEXERCISABLE ($)
----                                 ------------   ------------   ---------------------   --------------------
James G. Bradley...................       0              0               86,667/0                  0/0
Paul J. Mooney.....................       0              0               13,333/0                  0/0
Donald E. Keaton...................       0              0                8,333/0                  0/0
Harry L. Page......................       0              0               11,666/0                  0/0
Daniel C. Keaton...................       0              0               28,334/0                  0/0

PENSION PLAN TABLE

     We maintain a supplemental defined benefit plan for all of our salaried employees hired before February 1, 1998. The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to our salaried employees upon normal retirement at age 62 under our defined benefit plan.

                                                    ANNUAL ESTIMATED BENEFITS
                                               YEARS OF CREDITED SERVICE AT AGE 62
                                            ------------------------------------------
FINAL AVERAGE COMPENSATION                    15       20       25       30       35
--------------------------                  ------   ------   ------   ------   ------
125,000...................................  24,375   32,500   40,625   48,750   56,875
150,000...................................  29,250   39,000   48,750   58,500   68,250
175,000...................................  34,125   45,500   56,875   68,250   79,625
200,000...................................  39,000   52,000   65,000   78,000   91,000
225,000...................................  39,000   52,000   65,000   78,000   91,000
250,000...................................  39,000   52,000   65,000   78,000   91,000
300,000...................................  39,000   52,000   65,000   78,000   91,000
400,000...................................  39,000   52,000   65,000   78,000   91,000
450,000...................................  39,000   52,000   65,000   78,000   91,000
500,000...................................  39,000   52,000   65,000   78,000   91,000

     Compensation for pension calculation purposes includes base salary and all other earnings including periodic bonuses. Items such as relocation allowance and leased automobile allowances are excluded. Compensation for all of the named executive officers does not substantially differ from that set forth above in the Summary Compensation Table except for the restrictions required by Internal Revenue Service statutory limits.

     The years of credited service as of June 30, 2003 for each of the named executive officers were as follows: James G. Bradley -- 7 years; Paul J. Mooney -- 5 years; Donald E. Keaton -- 5 years: Harry L. Page -- 5 years; and Daniel C. Keaton -- 22 years.

     Benefits for the supplemental defined benefit pension plan are computed by multiplying the employee's final average compensation by 1.3% multiplied by the number of years of continuous service at termination. This amount is actuarially reduced for retirement prior to age 62 and is only offset by the annuitized value of the account balance in the salaried defined contribution pension plan and the vested benefit, if any, of the prior terminated defined benefit pension plan. For purposes of computing benefits under the supplemental defined benefit pension plan, the term "final average compensation" means the highest consecutive 36 months of compensation in the final 120 months of employment.

ELECTION OF DIRECTORS

     Our board of directors consists of eleven members who are divided into three classes, with one class serving until the date of the 2004 annual meeting of stockholders, one class serving until the date of the 2005 annual meeting of stockholders and one class serving until the date of the 2006 annual meeting of stockholders. Unless changed otherwise by a vote of the stockholders, upon the expiration of the term of office of each class of directors, the directors of such class or their successors shall be elected only for a term of one year, and beginning with the 2006 annual meeting, all directors will be elected annually for a term of one year.

          will serve in the class whose term initially expires in 2004 will serve in the class whose term initially expires in 2005; and
         will serve in the class whose term initially expires in 2006.

COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. Directors are also eligible to receive grants of stock options and awards under our management stock incentive plan.

BOARD COMMITTEES

     Our board of directors has established an audit committee, a compensation committee, a nominating/ governance committee, a safety committee, a strategic planning committee, an executive committee and a finance committee.

     The audit committee, which consists of           , has oversight
responsibility for all financial reporting and risk management functions and reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

     The compensation committee, which consists of           , has authority
over all compensation matters for senior executives, reviews executive salaries, administers bonuses, incentive compensation and stock plans and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our benefit plans and compensation policies and practices.

     The nominating/governance committee, which consists of           , is
responsible for the selection of nominees for election to the board of directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     We have entered into employment agreements with our executive officers named in the Summary Compensation Table above, James G. Bradley -- President and Chief Executive Officer of WPC and WPSC, Paul J. Mooney -- Executive Vice President and Chief Financial Officer of WPC and WPSC, Daniel C.
Keaton -- Senior Vice President of WPSC, Donald E. Keaton -- Vice President of WPSC, and Harry L. Page -- Vice President of WPSC.

     The employment agreements provide that we will pay a base salary of $
to Mr. Bradley, $     to Mr. Mooney, $     to Mr. Daniel Keaton, $     to Mr.
Donald Keaton, and $     to Mr. Page. In addition, each of these executive
officers will be eligible to receive annual bonuses and customary fringe benefits.

     Pursuant to the terms of the employment agreements described above, in certain instances we are obligated to pay severance to our executive officers upon the termination of their employment with us. If we terminate an executive officer's employment without cause or if an executive officer terminates his employment with us in connection with a change of control of our company, we are obligated to pay such executive officer an amount equal to two times (or, in the case of Mr. Bradley, three times) such executive officer's base salary.

BENEFIT PLANS

     We currently provide certain benefits to our eligible employees (including executive officers) through the benefit plans described below.

  MANAGEMENT STOCK INCENTIVE PLAN

     Our management stock incentive plan provides for the grant of incentive stock options, within the meaning of 422 of the Internal Revenue Code, to employees of WPC and its affiliates, including officers and employee directors. Non-qualified stock options and stock purchase rights, including restricted stock and stock grants, may also be granted to employees, including officers and directors and to non-employee directors and consultants. The board of directors or a designated committee administers our management stock incentive plan and determines the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. As of June 30, 2003, there were 1,000,000 shares of our common stock reserved for issuance under the management stock incentive plan.

  EMPLOYEE STOCK OWNERSHIP PLANS

     We have established an employee ownership pension plan for employees not represented by the USWA, which we refer to as the salaried employees ESOP. We
contributed      shares of our common stock to the salaried employees ESOP, for allocation among eligible employees on a pro rata basis. We may, but are not obligated to, make additional contributions in the future to the salaried employees ESOP, for allocation among then eligible employees in proportion to their respective amounts of compensation from us. Participants will vest in the allocations to their accounts under the salaried employees ESOP at the rate of one-third per year of services (beginning January 1, 2003). Vested balances may be distributed on retirement or other separation from service, and, while the participant remains employed, transferred in cash to our company's 401(k) arrangement for salaried employees.

     We also established an employee ownership pension plan for employees represented by the USWA, which we refer to as the USWA ESOP. We sold the USWA
ESOP approximately          shares of our common stock in exchange for a
promissory note for $     . We expect to make sufficient contributions to the
USWA ESOP over the following three years to enable to the USWA ESOP to repay its loan to us. Alternatively, we might forgive obligations owed to us under the promissory note. The shares acquired by the USWA ESOP initially will be held in suspense by the trustees of the trust associated with the USWA ESOP, but then released for allocation among then-eligible employees, in proportion to their respective amounts of compensation from us, as the loan is repaid. Participants will at all times be fully vested in the allocations to their accounts under the USWA ESOP. Vested balances may be distributed on retirement or other separation from service, and, while the participant remains employed, transferred in cash to our company's 401(k) arrangement for USWA employees.

  RESTRICTED STOCK PLAN

     In accordance with our plan of reorganization, we established a restricted stock plan pursuant to which we have granted to selected key employees a total
of          shares of our common stock. All such grants will vest in increments of one-third of the total grant to each individual pro rata over three years or upon termination of employment on account of death, disability, retirement at or after age 65 or as otherwise provided in any employment agreement with the individual. The shares granted will not be transferable until they vest, and to the extent not vested at termination of employment will be forfeited and returned to us. Until vested or forfeited, the recipient of each grant under our restricted stock plan will be the owner of the shares granted, with the right to vote and receive any dividends paid in respect of the shares.

  PENSION PLANS

     In conjunction with the implementation of our plan of reorganization, we established a pension program for the benefit of our employees, referred to as the WPC pension plan, and we ceased to be participating employers under and separated from the defined benefit plan sponsored by WHX Corporation, referred to as the WHX pension plan. The WHX pension plan covered substantially all of WHX Corporation's and our employees and was denominated by WHX Corporation as a multi-employer pension plan. The terms of the separation are governed by an
agreement, dated           , among WPC, WPSC and WHX Corporation.

     In addition, we are participating employers in the Central States, Southeast and Southwest Area Pension Fund, a multi-employer plan as that term is defined by 29 U.S.C. sec. 1301(a)(3), referred to as the Central States Plan. Notwithstanding anything to the contrary contained in our plan of reorganization (including, without limitation Sections 12.1, 12.2, 12.3 and 12.4 thereof), any liability (including, without limitation, any withdrawal liability under 29 U.S.C. sec.sec. 1383 and 1385) of our company or any third party to the Central States Plan is left unimpaired under our plan of reorganization, shall not be discharged and shall continue unaltered as if the Chapter 11 cases had not been commenced, nor shall any third-party be released from any liability or claim that Central States may have against that third-party as a result of our participation in the Central States Plan.

  RETIREE BENEFITS

     Pursuant to collective bargaining agreements and various benefit plans, we provide retiree benefits (as defined in Section 1114(a) of the Bankruptcy Code) that cover both management and hourly retirees and dependents. The plans provide medical benefits, including hospital and physicians' services, major medical expense benefits and a life insurance benefit. We offer these benefits in accordance with the terms of these agreements and plans, subject to the right to amend, modify or terminate those benefits under the terms of the applicable agreement or plan or applicable law.

     In addition, pursuant to the Coal Industry Retiree Health Benefit Act of 1992, we are obligated to provide health benefits to certain "orphaned" retirees of various mining companies that are no longer in existence through contributions to the UMWA Combined Benefit Fund. Recently, a favorable judicial ruling in our lawsuit against the UMWA Combined Benefit Fund was upheld on appeal. As a result, our company is entitled to significant refunds from such benefit fund, which we anticipate will substantially offset our obligations to such benefit fund for the foreseeable future.

  POST-EMPLOYMENT BENEFITS

     We provide benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers' compensation.

  401(K) PLAN

     Effective January 1, 1994, we began matching salaried employee contributions to a 401(k) defined contribution plan with shares of WHX Corporation's common stock. Until November 30, 2000, we matched 50% of each employee's contributions. Our contribution was limited to a maximum of 3% of each such employee's salary. As of November 30, 2000, we terminated the employer matching contribution benefit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee is currently comprised of           . No member
of the compensation committee has been an employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as members of our board of directors or compensation committee.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the termination of our bankruptcy proceedings, we were a wholly-owned subsidiary of WHX Corporation. The Chairman of the Board of WHX Corporation is the President and sole shareholder of WPN Corp., which provided us with certain financial, management advisory and consulting services pursuant to a management agreement effective as of January 3, 1991, as amended, approved by a majority of the disinterested directors of WHX Corporation. Such services included, among others, identification, evaluation and negotiation of acquisitions and divestitures, responsibility for financing matters, review of annual and quarterly budgets, supervision and administration, as appropriate, of all of our company's accounting and financial functions and review and supervision of reporting obligations under Federal and state securities laws. In exchange for such services, WPN Corp. received a fixed fee from WPC of $208,333 per month for nine months in 2000. On January 17, 2001, we notified WHX Corporation that we had not received services under the management agreement since September 30, 2000 and that we would no longer participate under the management agreement.

     We regularly sell steel product at prevailing market prices to Unimast Incorporated and Canfield Metal Coating, a wholly-owned subsidiaries of WHX Corporation. Unimast Incorporated was a wholly-owned subsidiary of WHX Corporation until August 2002 when WHX Corporation sold its interest in Unimast Incorporated to an unrelated party. During 2002, 2001 and 2000, we shipped $0.5 million, $2.2 million and $13.2 million, respectively, of steel product to Unimast Incorporated. During 2002 and 2001, we shipped $20.8 million and $7.0 million, respectively, of steel product to Canfield Metal Coating. Amounts due from Unimast Incorporated at December 31, 2002 and 2001 were $.01 million and $0.1 million, respectively. Amounts due from Canfield Metal Coating at December 31, 2002 and 2001 were $2.0 million and $0.5 million, respectively.

     WHX Corporation provided funds to us for the purchase of natural gas during 2001. At December 31, 2002, we owed WHX Corporation approximately $2.1 million for natural gas purchased.

ITEM 8.  LEGAL PROCEEDINGS

     We are defendants from time to time in routine lawsuits incidental to our business. We do not believe that any proceedings, individually or in the aggregate, will have a material adverse effect on us.

BANKRUPTCY FILING

     On November 16, 2000, WPC and eight of our then existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.

     As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition noteholders, pre-petition trade creditors and unionized employees. Our plan of reorganization was confirmed on June 30, 2003.

ENVIRONMENTAL MATTERS

     We have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or similar state statutes, at the Breslube-Penn waste site in Coraopolis, Pennsylvania, the Buckeye waste site in St. Clairsville, Ohio and the Four County waste site in Fulton County, Indiana. We are subject to possible joint and several liability imposed by CERCLA. We are currently negotiating with the Department of Justice and United States Environmental Protection Agency, or the EPA, to resolve claims related to these sites. Settlements of these claims will discharge us from any future liability for CERCLA sites for all those known claims that arose prior to May 16, 2001, the bar date for the filing of proofs of claim in these Chapter 11 cases.

     The EPA, through the Department of Justice, and we are currently negotiating an amount in respect of all other fines, penalties, economic benefit penalties and reimbursement of enforcement activities owed to the EPA for pre-petition activities or events.

     Additionally, the Ohio Environmental Protection Agency, referred to as the Ohio EPA, and we have stipulated to a total of $301,500 in claims consisting of:
(a) $200,000 in respect of a March 24, 2002 consent order regarding spent pickle liquor; (b) $24,000 in respect of a September 20, 1999 consent order regarding coke gas desulfurization exceedences; and (c) $77,500 in respect of a September 20, 1999 consent order regarding coke gas desulfurization exceedences. The Ohio EPA and we are continuing negotiations regarding certain pre-petition water discharge fees.

     Currently, we estimate that penalties and fines for post-petition events and activities through March 31, 2003 total $1,699,000. These claims arise from post-petition violations of consent decrees, including: (a) $100,000 in respect of a July 1991 EPA consent decree for Ohio Valley water discharges; (b) $63,000 in respect of a September 20, 1999 Ohio EPA consent decree for our coke oven gas desulfurization facility; and (c) $1,506,000 in respect of a January 30, 1996 EPA consent decree for our coke oven gas desulfurization facility.

     We may be subject to additional penalties for post-petition violations of environmental laws that can be estimated only through future negotiations with state and federal environmental authorities.

     The Clean Air Act Amendments of 1990, or the Clean Air Act, directly affect the operations of many of our facilities, including coke ovens. Except as otherwise discussed below, we are currently operating in compliance with the provisions of the Clean Air Act. However, under the Clean Air Act, coke ovens generally will be required to comply with progressively more stringent standards that will result in an increase in environmental capital expenditures and costs for environmental compliance. The projected environmental expenditures include amounts that will be spent on projects relating to compliance with these standards.

     In an action brought in 1985 in the U.S. District Court for the Northern District of West Virginia, the EPA claimed violations of the Solid Waste Disposal Act at a surface impoundment area at the Follansbee facility. The EPA and we entered into a consent decree in October 1989 requiring certain soil and groundwater testing and monitoring. The surface impoundment has been removed and a final closure plan has been submitted to the EPA.

     In June 1995, the EPA ordered corrective action affecting other areas of the Follansbee facility. The EPA sought to require us to perform a site investigation of the Follansbee plant. We actively contested the EPA's jurisdiction to require a site investigation, but subsequently agreed to comply with a final administrative order issued by the EPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to determine the nature and extent of soil and groundwater contamination and appropriate clean up methods. We expect that remediation measures will be necessary. Such measures could commence as early as 2003 with the expenditure of $1.0 million or more. Until the EPA approves our investigation report, the full extent and cost of remediation cannot be ascertained.

     We are currently operating in substantial compliance with three consent decrees (two with the EPA and one with the Pennsylvania Department of Environmental Protection) with respect to wastewater discharges at Allenport, Pennsylvania and Mingo Junction, Steubenville and Yorkville, Ohio. All of the foregoing consent decrees are nearing expiration. A petition to terminate the Allenport consent decree was filed in 1998.

     As part of our efforts to resolve disputed enforcement issues with the Ohio EPA and the Ohio Attorney General related to a June 1999 lawsuit brought by the state of Ohio, we agreed to file a plan for closure of a spent pickle liquor storage transfer system at our Yorkville, Ohio plant. The Ohio EPA made unilateral modifications to the plan that imposed significant additional requirements on us. We timely appealed the plan as modified to the Ohio Environmental Review Appeals Commission on July 9, 1999, challenging the additional requirements imposed by the Ohio EPA. Pursuant to ongoing settlement discussions, we subsequently agreed to submit a revised closure plan. The Ohio EPA again made unilateral modifications to the revised plan that imposed significant additional requirements on us. We timely appealed the revised plan as modified to the Ohio Environmental Review Appeals Commission on May 25, 2000, challenging the Ohio EPA's authority to impose the additional requirements. We withdrew both plans in December 2000. We recently reached an informal agreement with the Ohio EPA, and we subsequently withdrew the appeal.

     The EPA conducted a multimedia inspection of our Steubenville, Mingo Junction, Yorkville and Martins Ferry, Ohio facilities in March and June 1999. The inspection covered all environmental regulations applicable to these plants. We have received two notices of violation from the EPA for alleged air violations, but have not yet received notice of any violations of water or waste laws. Following future negotiations with the associated environmental regulatory agencies, we will be required to upgrade certain of their environmental control systems and such upgrades are expected to cost approximately $12.8 million. These upgrades are reflected in our business plan. In addition, we will be required to remediate certain past spills, however the costs for this remediation cannot be projected until remediation standards are negotiated. We are continuing to explore settlement with the EPA regarding such violations.

     On May 12, 2000, the West Virginia Department of Environmental Protection issued a unilateral order requiring that we remove certain coal tar deposits from the bed of the Ohio River. We timely appealed such unilateral order to the West Virginia Environmental Quality Board on June 13, 2000. WPC and the West Virginia Department of Environmental Protection subsequently entered into a consent order on or about September 12, 2000, and the appeal was withdrawn. Under the consent order, we have agreed to undertake certain actions by particular dates, including monitoring, development of work plans, and removal of certain coal tar deposits from the bed of the Ohio River. We spent approximately $1.0 million on these activities in 2002, and expect to spend an additional $800,000 to complete the work in 2003.

     We are aware of potential environmental liabilities resulting from operations, including leaking underground and aboveground storage tanks, and the disposal and storage of residuals on our property. Each of these situations is being assessed and remediated in accordance with regulatory requirements.

     After adjusting for the resolution of pre-petition claims described above, we accrued environmental liabilities totaling $10.8 million as of March 31, 2003. Our management believes, based on its best estimate that we have adequately provided for remediation costs that might be incurred or penalties that might be imposed under present environmental laws and regulations.

     Based upon information currently available, including our prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with federal and state agencies, and information available to us on pending judicial and administrative proceedings, we do not expect our environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of our facilities, to have a material adverse effect on our financial condition. However, as further information comes into our possession, we will continue to reassess such evaluations.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     We currently intend to retain earnings for the continued development and expansion of our business. In the future, the terms of credit agreements or other contractual provisions may impose restrictions or limitations on the payment of dividends. In the absence of such restrictions or limitations, the payment of any dividends will be at the discretion of our board of directors.

     Additional information concerning market price of and dividends on our common equity and related stockholder matters is disclosed in Item 11 below.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     Pursuant to our plan of reorganization, on June 30, 2003, WPC issued shares of its common stock and WPSC issued new debt securities to certain of our company's creditors in satisfaction of such creditors' claims against us. As described below, most of the general unsecured claims against our company were converted into equity interests in WPC, other than certain claims, consisting primarily of pre-petition noteholder claims against WPC, which received a distribution of new debt securities.

ISSUANCE OF COMMON STOCK

     On June 30, 2003, pursuant to our company's plan of reorganization, WPC issued an aggregate of 10,000,000 shares of its common stock, par value $0.01 per share, of which (a) 3,410,000 shares constituting 34.1% thereof were distributed to our creditors who held notes issued by WPC prior to our bankruptcy filing, (b) 1,590,000 shares constituting 15.9% thereof were distributed to other creditors of our company, (c) 4,000,000 shares constituting 40% thereof were distributed for the benefit of USWA employees pursuant to a new collective bargaining agreement between WPC, WPSC and USWA and (d) 1,000,000 shares constituting 10% thereof were distributed to or for the benefit of salaried employees of our reorganized company. The shares issued pursuant to the new collective bargaining agreement are subject to a stockholders agreement which contains restrictions regarding the transferability of the shares and the voting of the shares with respect to the election of directors. The shares for the USWA employees were issued to qualified employee benefit plan(s) established for the benefit of such USWA employees. The shares for the salaried employees were issued in part to a qualified employee benefit plan established for the benefit of all salaried employees except certain senior management personnel, and the balance was issued directly to such senior management personnel and was allocated based on seniority, compensation and other factors and is subject to certain vesting conditions as an incentive for retention of such key management personnel.

ISSUANCE OF SERIES A NOTES AND SERIES B NOTES

     On June 30, 2003, pursuant to our company's plan of reorganization, WPSC issued to the holders of certain unsecured claims new Series A secured notes in an aggregate initial principal amount of $40 million and new Series B secured notes in an aggregate initial principal amount $20 million. The Series A notes and the Series B notes were issued under new indentures entered into between WPSC and [trustee]. Each of the Series A note indenture and the Series B note indenture were qualified under the Trust Indenture Act of 1939, as amended. The resale by certain holders of the Series A notes and the Series B notes is to be registered under the Securities Act.

SECURITIES LAW CONSIDERATIONS

  ISSUANCE OF SECURITIES

     Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization (as well as subsequent distributions by the distribution agent) from registration under the Securities Act and state law. Under Section 1145, the issuance of securities pursuant to our plan of reorganization is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued under a plan of reorganization by a debtor, its successor or an affiliate participating in a joint plan with the debtor; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate, or a claim for an administrative expense against the debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate or "principally" in such exchange and "partly" for cash or property. We believe that the issuances of the shares of our common stock, the Series A notes and the Series B notes pursuant to our plan of reorganization satisfy the requirement of Section 1145 of the Bankruptcy Code and, therefore, were exempt from registration under the Securities Act and state securities laws.

  SUBSEQUENT TRANSFERS OF SECURITIES

     The securities issued pursuant to our plan of reorganization may be freely transferred by most recipients following distribution under our plan of reorganization, and all resales and subsequent transactions in such securities are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

     (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

     (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

     (iii) persons who offer to buy such securities for the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; or (B) made under a distribution agreement; and

     (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

     Under Section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

     To the extent that persons deemed to be "underwriters" receive securities pursuant to our plan of reorganization, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to a plan of reorganization by persons who would be deemed to be "underwriters" pursuant to Section 1145 of the Bankruptcy Code, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

     Whether or not any particular person would be deemed to be an "underwriter" with respect to the common stock of WPC, the Series A notes or the Series B notes would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular person receiving distributions under our plan of reorganization would be an "underwriter" with respect to the common stock of WPC, the Series A notes or the Series B notes.

     Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, we make no representation concerning the right of any person to trade in the securities issued pursuant to our plan of reorganization. We recommend that potential recipients of a large amount of securities consult their own counsel concerning whether they may freely trade such securities without compliance with the Securities Act.

     Under the registration rights agreement, dated           , the holders of
Series A notes and Series B notes who also own 10 percent or more of the common stock of WPC, issued pursuant to our plan of reorganization as of the effective date of such plan, are entitled, under certain circumstances, to require us to register the resale of their common stock, Series A notes and Series B notes under the Securities Act.

However, no registration rights will be provided to other holders of the common stock of WPC, the Series A notes or the Series B notes.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

     As of the date of this registration statement, WPC is authorized to issue 80 million shares of common stock, $0.01 par value per share, and 20 million shares of undesignated preferred stock, $0.001 par value per share. As of June
30, 2003, there were           shares of common stock outstanding held by
          holders of record. All of WPC's issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

     We may not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the Bankruptcy Code as in effect on the effective date of our plan of reorganization; provided, however, that this restriction (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

COMMON STOCK

     As of June 30, 2003,           shares of our common stock were outstanding
and held of record by           stockholders. We have reserved           shares
of our common stock for possible issuance in settlement of disputed claims under our bankruptcy proceedings. If the Bankruptcy Court allows the disputed claims, we may be instructed to issue some or all of these reserved shares in settlement of such claims.

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of WPC, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon closing of this offering, there will be no shares of preferred stock outstanding.

     A description of transfer restrictions that may be applicable to our common stock is set forth in Item 10 above.

PREFERRED STOCK

     Except as described below, our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, including but not limited to dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences, which may be greater than the rights of our common stock. It is not possible to state the actual effects of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. The effects, however, might include, among other things:

     - Restriction of dividends on our common stock;

     - Dilution of the voting power of our common stock;

     - Impairment of the liquidation rights of our common stock; or

     - Delay and prevention of a change in control of WPC without further action by the stockholders, provided that any use of such shares to implement a shareholders rights plan or other "poison pill" plan must be approved by the stockholders or by at least two-thirds of all of the directors of WPC.

     We have no current plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and by-laws provide for the division of our initial board of directors into three classes, as nearly equal in size as possible, with one class serving until the date of the 2004 annual meeting of stockholders, one class serving until the date of the 2005 annual meeting of stockholders and one class serving until the date of the 2006 annual meeting of stockholders. Unless changed otherwise by a vote of the stockholders, upon the expiration of the term of office of each class of directors, the directors of such class or their successors shall be elected only for a term of one year, and beginning with the 2006 annual meeting of stockholders and thereafter, all directors will be elected annually for a term of one year. Our certificate of incorporation and by-laws also provide that vacancies on our board of directors during the interim between our annual stockholder meetings or special meetings of our stockholders called for the election of directors or the removal and replacement of one or more of our directors may be filled by a vote of a majority of the board of directors then in office. Furthermore, any director elected by the stockholders or by the board of directors to fill a vacancy may be removed only for cause by a vote of a majority of the voting power of the shares of our common stock entitled to vote for the election of directors. These provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of WPC and therefore may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

     Our certificate of incorporation and by-laws will further provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual stockholders' meeting, particularly because special meetings of the stockholders may only be called by our the Chairman of our board of directors, our President or a majority of our board of directors. These provisions may also discourage another person or entity from making a tender offer for our stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation also incorporates certain provision permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of director's duty of loyalty to us and our stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law, or for any transactions from which the director derived improper personal benefit. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

     Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and provide that we may indemnify any of our employees or agents on the same basis that we are required to indemnify our directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

REGISTRATION RIGHTS

     On           , we executed and delivered a registration rights agreement, which provides holders of Series A notes and Series B notes who also hold 10 percent or more of our common stock, as of the effective date of our plan of reorganization, referred to as the principal holders, with certain rights to require us to register the resale of their Series A notes, Series B notes and shares of common stock. No registration rights were provided to holders of the Series A notes, Series B notes or the common stock other than the principal holders. Following is a summary of the registration rights agreement.

     Under the registration rights agreement, we will use our reasonable best efforts to (i) register the resale of common stock, Series A notes and Series B notes held by each principal holder requesting the same, (ii) have the registration statement covering such common stock and notes effective within a reasonable period of time after the effective date of our plan of reorganization and (iii) keep such registration statement effective for up to two years, or such shorter time as described below. It is anticipated that the principal holders will indicate to us prior to the effective date of our plan of reorganization whether or not they intend to exercise their registration rights, so that we can file the registration statement prior to such effective date. We are obligated under the registration rights agreement to file only one registration statement for the benefit of the principal holders, and any principal holder who elects or is deemed to have elected not to participate in such registration will have no further registration rights. Principal holders will be entitled to receive the rights granted under the registration rights agreement by executing and delivering it to us no later than thirty days after the effective date of our plan of reorganization.

     The registration rights will not apply to our common stock, Series A notes or Series B notes to the extent that: (a) a registration statement with respect to the sale of our common stock, Series A notes and Series B notes has been declared effective under the Securities Act and the principal holders' Series A notes, Series B notes and shares of our common stock have been disposed of under that registration statement; (b) the principal holders' Series A notes, Series B notes and shares of our common stock have been disposed of under Securities Act Rule 144 or another exemption from the registration requirements of the Securities Act under which the Series A notes, Series B notes and shares of our common stock are thereafter freely tradable without restriction under the Securities Act; (c) the principal holders' Series A notes, Series B notes and shares of our common stock may be disposed of under Rule 144 within Rule 144's volume limitations within a 90 day period or under Securities Act Rule 144(k); or (d) such common stock, Series A notes and Series B notes have been outstanding for longer than two years.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock will be           .

LISTING

     We have filed an application for our common stock to be quoted on the
Nasdaq National Market under the symbol "           ."

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     Our certificate of incorporation and by-laws provide for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     Our certificate of incorporation eliminates a director's liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of director's duty of loyalty to us and our stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law or for any transactions from which the director derived improper personal benefit. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

     Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and that we may indemnify any of our employees or agents on the same basis that we are required to indemnify our directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................    50
Consolidated Statements of Operations for the Years Ended
  December 31, 2002, 2001 and 2000..........................    51
Consolidated Balance Sheet for the Years Ended December 31,
  2002 and 2001.............................................    52
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2002, 2001 and 2000..........................    53
Notes to Consolidated Financial Statements..................    54
Consolidated Statements of Operations (Unaudited) for the
  Three Months Ended March 31, 2003 and 2002................    75
Consolidated Balance Sheet (Unaudited) for the Three Months
  Ended March 31, 2003......................................    76
Consolidated Statements of Cash Flow (Unaudited) for the
  Three Months Ended March 31, 2003 and 2002................    77
Notes to Consolidated Financial Statements (Unaudited)......    78

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Wheeling-Pittsburgh Corporation (a wholly-owned subsidiary of WHX Corporation)

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Wheeling-Pittsburgh Corporation and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A, on November 16, 2000, the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court in Youngstown, Ohio. Although the Company is continuing its on-going business operations as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, its ability to continue as a going concern is contingent upon, among other matters, developing a reorganization plan that is acceptable to the Bankruptcy Court and the Company's creditors. The approval and implementation of a reorganization plan could materially change the recorded amounts and classifications of assets and liabilities. Substantial losses from operations, liquidity issues, shareholders deficits, and the uncertainty as to whether the Company will be able to develop an acceptable reorganization plan raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to the carrying value of the assets or amounts of liabilities that might be necessary as a consequence of implementing a reorganization plan or any adjustments relating to the recoverability of assets or liquidation of liabilities in the ordinary course of business that might result if the Company is unable to continue as a going concern.

                                            /s/ PRICEWATERHOUSECOOPERS LLP
                                          --------------------------------------
                                                PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
February 28, 2003, except as to Note R which is dated as of March 26, 2003

                        WHEELING-PITTSBURGH CORPORATION
                  DEBTOR-IN-POSSESSION AS OF NOVEMBER 16, 2000
                 (A WHOLLY-OWNED SUBSIDIARY OF WHX CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                              2002        2001         2000
                                                           ----------   ---------   ----------
                                                                 (DOLLARS IN THOUSANDS)
REVENUES:
Net sales................................................  $  979,993   $ 835,640   $1,119,031
COST AND EXPENSES:
Cost of products sold, excluding depreciation............     894,449     866,065    1,054,386
Depreciation.............................................      74,194      72,551       78,859
Selling, administrative and general expense..............      46,993      47,173       68,165
Reorganization and professional fee expense..............      11,755      14,200        4,140
                                                           ----------   ---------   ----------
                                                            1,027,391     999,989    1,205,550
                                                           ----------   ---------   ----------
Operating loss...........................................     (47,398)   (164,349)     (86,519)
Reorganization income (expense)..........................       1,262       9,249       (2,592)
Interest expense on debt.................................     (15,987)    (17,448)     (35,969)
Other income (expense)...................................       4,567         351       (3,015)
                                                           ----------   ---------   ----------
Loss before taxes........................................     (57,556)   (172,197)    (128,095)
Tax provision............................................          11          17       90,092
                                                           ----------   ---------   ----------
Net loss.................................................  $  (57,567)  $(172,214)  $ (218,187)
                                                           ==========   =========   ==========

                 See Notes to Consolidated Financial Statements

                        WHEELING-PITTSBURGH CORPORATION
                  DEBTOR-IN-POSSESSION AS OF NOVEMBER 16, 2000
                 (A WHOLLY-OWNED SUBSIDIARY OF WHX CORPORATION)

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $    8,543   $    7,586
  Trade receivables, less allowance for doubtful accounts of
     $1,314 and $1,274......................................     130,593      106,462
  Inventories...............................................     184,091      173,117
  Prepaid expenses and deferred charges.....................       7,477        8,902
                                                              ----------   ----------
     Total current assets...................................     330,704      296,067
Investment in associated companies..........................      60,767       58,650
Property, plant and equipment, at cost less accumulated
  depreciation..............................................     530,568      593,888
Deferred income tax benefits................................      27,342       28,881
Deferred charges and other assets...........................       9,735       13,379
                                                              ----------   ----------
                                                              $  959,116   $  990,865
                                                              ==========   ==========
                   LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Trade payables............................................  $   71,048   $   60,342
  Short term debt...........................................     135,490      127,204
  Payroll and employee benefits payable.....................      36,339       26,273
  Accrued federal, state and local taxes....................       8,839        7,697
  Deferred income tax liabilities...........................      27,342       28,881
  Accrued interest and other liabilities....................       8,326        5,513
  Long-term debt due in one year............................      43,575       40,344
                                                              ----------   ----------
     Total current liabilities..............................     330,959      296,254
Long-term debt..............................................      13,177           --
Other employee benefit liabilities..........................      15,514       13,711
Other liabilities...........................................      20,336       19,386
Liabilities subject to compromise...........................     890,301      915,118
                                                              ----------   ----------
     Total liabilities......................................   1,270,287    1,244,469
                                                              ----------   ----------

STOCKHOLDER'S EQUITY (DEFICIT):
Common stock -- $.01 Par value; 100 shares issued and
  outstanding...............................................          --           --
Additional paid-in capital..................................     335,138      335,138
Accumulated deficit.........................................    (646,309)    (588,742)
                                                              ----------   ----------
                                                                (311,171)    (253,604)
                                                              ----------   ----------
                                                              $  959,116   $  990,865
                                                              ==========   ==========

                 See Notes to Consolidated Financial Statements

                        WHEELING-PITTSBURGH CORPORATION
                  DEBTOR-IN-POSSESSION AS OF NOVEMBER 16, 2000
                 (A WHOLLY-OWNED SUBSIDIARY OF WHX CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2002       2001        2000
                                                             --------   ---------   ---------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................  $(57,567)  $(172,214)  $(218,187)
Items not affecting cash from operating activities:
  Depreciation.............................................    74,194      72,551      78,859
  Other postretirement benefits............................   (10,708)     (9,025)     (9,494)
  Deferred income taxes....................................        --          --      90,010
  Pension expense..........................................        --         860       2,581
  Equity income of affiliated companies....................    (3,882)     (1,274)     (1,810)
  Reorganization expense (income)..........................    (1,262)     (9,249)      2,592
Decrease (increase) from working capital elements:
  Trade receivables........................................   (24,131)     21,206      27,309
  Trade receivables sold (purchased).......................        --          --    (100,000)
  Inventories..............................................   (10,974)     36,705      41,029
  Trade payables...........................................    10,706       7,251      69,191
  Other current assets.....................................     1,425       9,824     (14,441)
  Other current liabilities................................    12,483      (9,019)    (18,291)
  Other items -- net.......................................    (6,135)      2,732      35,431
                                                             --------   ---------   ---------
Net cash used in operating activities......................   (15,851)    (49,652)    (15,221)
                                                             --------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Plant additions and improvements.........................   (10,971)     (5,033)    (97,287)
  Payments from affiliates.................................        --       1,031         131
  Proceeds from sales of assets due to Chapter 11
     proceedings...........................................     1,320      16,808       2,967
  Dividends from affiliated companies......................     1,765       3,750       3,750
                                                             --------   ---------   ---------
Net cash provided by (used in) investing activities........    (7,886)     16,556     (90,439)
                                                             --------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings................................    16,408       5,253      37,582
  Short term debt (DIP Facility) borrowings................     8,286       3,293     123,911
  Short term debt borrowings (payments)....................        --          --     (79,900)
  Receivables from affiliates..............................        --      16,602      39,601
                                                             --------   ---------   ---------
Net cash provided by financing activities..................    24,694      25,148     121,194
                                                             --------   ---------   ---------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........       957      (7,948)     15,534
Cash and cash equivalents at beginning of year.............     7,586      15,534          --
                                                             --------   ---------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................  $  8,543   $   7,586   $  15,534
                                                             ========   =========   =========

                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- BANKRUPTCY AND REORGANIZATION

OVERVIEW

     Wheeling-Pittsburgh Corporation ("WPC") and together with its subsidiaries, (the "Company"), is a wholly-owned subsidiary of WHX Corporation ("WHX"). Wheeling-Pittsburgh Steel Corporation ("WPSC") is a wholly-owned subsidiary of WPC.

     Beginning in 1998 and continuing through 2001, record high levels of foreign steel imports caused a marked deterioration of steel prices. This record high level of foreign steel imports over a four year period, coupled with the indebtedness incurred by the Company as a result of a ten-month work stoppage which ended in August 1997, and approximately $200 million of capital expenditures used to modernize its facilities to increase quality, efficiency, safety and environmental conditions, resulted in substantial losses and the severe erosion of the Company's financial position and liquidity.

CHAPTER 11 FILING

     On November 16, 2000, Wheeling-Pittsburgh Corporation and eight of its wholly-owned subsidiaries, representing substantially all of the consolidated group's business, (Wheeling-Pittsburgh Steel Corporation, Pittsburgh-Canfield Corporation, Consumers Mining Company, Wheeling-Empire Company, Mingo Oxygen Company, WP Steel Venture Corporation, W-P Coal Company and Monessen Southwestern Railway Company (collectively the "Debtors")) filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Youngstown, Ohio ("Bankruptcy Court").

     Under Chapter 11, certain claims against the Debtors in existence prior to the filing of the petitions for relief under the Federal bankruptcy laws ("pre-petition") are stayed while the Debtors continue business operations as debtors-in-possession. Claims secured against the Debtors' assets ("secured claims") are also stayed, although the holders of such claims have the right to move the court for relief from stay or adequate protection. Secured claims are secured primarily by liens on the Company's land, buildings and equipment.

     The Company is currently operating their businesses as debtors-in-possession pursuant to the Bankruptcy Code. As such, actions to collect pre-petition indebtedness of the Company and other contractual obligations of the Company generally may not be enforced. In addition, under the Bankruptcy Code, the Company may assume or reject executory contracts and unexpired leases subject to Bankruptcy Court approval. Additional pre-petition claims may arise from such rejections, and from the determination by the Bankruptcy Court (or as agreed by the parties in interest) to allow claims for contingencies and other disputed amounts. From time to time since the Chapter 11 filing, the Bankruptcy Court has approved motions allowing the Company to reject certain business contracts that were deemed burdensome or of no value to the Company. As of February 28, 2003, the Company has not completed their review of all their pre-petition executory contracts and leases for assumption or rejection. See Note H -- Liabilities Subject to Compromise and Pre-Petition Long Term Debt.

     The Company received approval from the Bankruptcy Court to pay or otherwise honor certain of their pre-petition obligations, including employee wages. In addition, the Bankruptcy Court authorized the Company to maintain their employee benefit programs. Funds of qualified pension plans and savings plans are in trusts and protected under federal regulations. All required contributions are current in the respective plans.

     The Federal bankruptcy laws provide that the Debtors have an exclusive period during which only they may propose and file and solicit acceptances of a plan of reorganization. The exclusive period to propose a plan for reorganization currently expires on May 9, 2003. If the Debtors fail to file a plan of reorganization during the exclusive period (including any extensions thereof) or, after such plan has been filed, if the Debtors fail to obtain acceptance of such plan from the requisite impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditor, an equity security holder, a committee of creditors or equity security holders, or an indenture trustee, may file their own plan of reorganization for the Debtors.

     A plan of reorganization and disclosure statement was filed with the Bankruptcy Court on December 20, 2002. Among other things, the plan is contingent on approval of a $250 million loan guarantee from the Emergency Steel Loan Guarantee Board. See Note R -- Subsequent Events.

     After a plan of reorganization has been filed with the Bankruptcy Court, the plan, along with a disclosure statement approved by the Bankruptcy Court, will be sent to impaired creditors and equity security holders who are entitled to vote.

     Subject to certain exceptions set forth in the Bankruptcy Code, acceptance of a plan of reorganization requires approval of the Bankruptcy Court and the affirmative vote (i.e. more than 50% of the number and at least 66 2/3% of the dollar amount, both with regard to claims actually voted) of each class of creditors and equity holders whose claims are impaired by the plan. Alternatively, absent the requisite approvals, the Company may seek Bankruptcy Court approval of its reorganization plan under "cramdown" provisions of the Bankruptcy Code, assuming certain tests are met. These requirements may, among other things, necessitate payment in full for senior classes of creditors before payment to a junior class can be made.

     May 16, 2001 was set by the Bankruptcy Court as the last date creditors could file proofs of claim under the Bankruptcy Code. There may be differences between the amounts recorded in the Company's schedules and financial statements and the amounts claimed by the Company's creditors. Litigation may be required to resolve such disputes. See Note H -- Liabilities Subject to Compromise and Pre-Petition Long Term Debt.

     The Company has incurred and will continue to incur significant costs associated with the reorganization. The amount of these expenses, which are being expensed as incurred, is expected to significantly affect future results of operations. See Note N -- Reorganization Items.

DEBTOR IN POSSESSION CREDIT FACILITY

     The Company has negotiated a financing arrangement (the "DIP Credit Facility") with Citibank, N.A., as initial issuing bank, Citicorp U.S., Inc., as administrative agent (the "Agent"), and the lenders named therein (the "DIP Lenders"). The purpose of the DIP Credit Facility is to provide access to needed funds during the Debtors' Chapter 11 cases.

     The DIP Lenders agreed to make term loan advances to the Debtors up to a maximum aggregate principal amount of $35 million. WPC's parent company, WHX, has a $30 million participation in the term loan. In addition, the DIP Lenders agreed, subject to certain conditions, to provide the Debtors with revolving loans, swing loans and letter of credit accommodations in an initial aggregate amount of up to $255 million. The aggregate maximum amount was subsequently reduced to $225 million in May 2001, to $175 million in January 2002, and to $160 million in November 2002. The availability under the DIP Credit Facility is based on various advance rates on Accounts Receivable and Inventories, less certain reserves. The post-petition term loans and revolving loans are collateralized by first priority liens on the Debtors' assets (subject to valid liens existing on the petition date) and have been granted superpriority administrative status, subject to certain carve-outs for fees payable to the United States Trustee and for professional fees.

     In order to negotiate the DIP Credit Facility, the Company was required to immediately repay all of the outstanding obligations under the pre-petition Revolving Credit Agreement (the "Pre-petition Credit Agreement") that WPSC entered into with certain financial institutions and Citibank, N.A., as agent. The Pre-petition Credit Agreement provided WPSC with a revolving line of credit for borrowings up to $150 million, with a $25 million sub-limit for letters of credit. As of the petition date, the Debtors were obligated for approximately $84.7 million in loans under the Pre-petition Credit Agreement and contingently liable for letters of credit in the amount of approximately $17 million. Those obligations were collateralized primarily by 100% of the inventory of WPSC and Pittsburgh-Canfield Corporation and were guaranteed by WPC and by Pittsburgh-Canfield Corporation.

     The DIP Credit Facility also required the immediate repurchase of accounts receivable from a pre-petition securitization facility. This repurchase of receivables was required to provide unencumbered collateral for post-petition date loans.

     Other terms of the DIP Credit Facility are as follows:

     - Revolving loans bear interest at (i) the base rate plus the applicable margin for base rate loans or (ii) the applicable Eurodollar rate plus the applicable margin for Eurodollar rate loans. The applicable margin ranges from 1.75% to 2.25% for base rate loans and from 2.75% to 3.25% for Eurodollar rate loans, in each case depending on the Debtors' performance level. The base rate is the rate announced from time to time by Citibank, N.A. as its base rate and the Eurodollar rate is the rate calculated by the Agent with reference to the rate per annum offered for certain deposits in dollars at Citibank, N.A.'s London office. During the continuance of an Event of Default, interest on term loans and revolving loans will be payable on demand at 2% per annum above the rate that would otherwise be in effect.

     - Term loans bear interest at 16% per annum (of which 3% may, at the Debtors' option, be paid in kind).

     - A commitment fee is payable on the daily unused portion of the revolving loan commitment under the DIP Credit Facility at a rate per annum determined by reference to an applicable percentage, which ranges from 0.500% to 0.625% depending on the Debtors' performance level.

     - An administrative fee for letter of credit accommodations is payable on the average daily maximum amount available under outstanding letters of credit at a rate per annum equal to the applicable margin for letter of credit fees, which ranges from 2.50% to 3.00% depending on the Debtors' performance level. During the continuance of an Event of Default, letter of credit fees will be payable on demand at 2% per annum above the rate that would otherwise be in effect.

     Borrowings under the DIP Credit Facility for revolving loans totaled $135.5 million and $127.2 million at December 31, 2002 and 2001, respectively. The weighted average interest rates on the DIP Credit Facility for revolving loans were 5.2% and 7.4% in 2002 and 2001, respectively. Term loans under the DIP Credit Facility totaled $35.2 million and $34.4 million at December 31, 2002 and 2001, respectively. At February 22, 2003 availability under the DIP Credit Facility was $5.4 million. The DIP Credit Facility was to expire on the earlier of November 17, 2002 or the completion of a Plan of Reorganization. Amendment No. 8 to the DIP Credit Agreement extended the termination date to May 17, 2003 or the completion of a Plan of Reorganization. The Company intends to have completed a Plan of Reorganization by May 17, 2003. If a Plan is not completed by then, the Company will pursue an extension of or a replacement of the current DIP credit facility. There can be no guarantee that this will occur.

SETTLEMENT AND RELEASE AGREEMENT WITH WHX

     On May 29, 2001, WPC entered into a Settlement and Release Agreement with WHX as a compromise of disputed claims and issues, which was approved by the Bankruptcy Court. The principal terms of the agreement were that (i) WHX would pay $17 million to WPC; (ii) WHX agreed to purchase specified assets of Pittsburgh-Canfield Corporation (PCC) for an aggregate purchase price of $15 million plus the assumption of certain trade payables of PCC; (iii) the Tax Sharing Agreements between WHX and WPC would be terminated; (iv) WHX agreed not to charge WPC or any of its subsidiaries for any funding contributions or expense with respect to any defined benefit pension plans through and including the earlier of the effective date of a Plan of Reorganization or December 31, 2002;

and (v) WPC and/or any of its subsidiaries agreed to forego any claims then existing against WHX and its subsidiaries that were not part of WPC.

SALE OF PITTSBURGH-CANFIELD COMPANY ASSETS

     On June 29, 2001, the Company executed an Asset Purchase Agreement with PCC Acquisition Co. Inc. ("PCC Acquisition Co."), a wholly-owned subsidiary of WHX. The agreement provided for the sale of all assets to and the assumption of certain liabilities of PCC by PCC Acquisition Co. in exchange for $15 million. A Transition Services Agreement and a Steel Supply Agreement were also executed to facilitate the continuing operation of the business. PCC loaned the net proceeds to WPSC. An intercompany note receivable was recorded on PCC's books. As part of the agreement, PCC changed its name to PCC Survivor Corp.

NOTE B -- MODIFIED LABOR AGREEMENT

     The Company and the United Steelworkers of America (USWA) reached agreement on a Modified Labor Agreement (MLA) which provides for temporary wage reductions, immediate staff reductions, the elimination of gainsharing and other obligations and long-term changes to health benefits that will dramatically reduce ongoing costs. The MLA became effective October 1, 2001 and will expire (if not previously terminated) on February 1, 2006. The Company estimates that the MLA, together with related salary reductions, reduced cash outlays for wages, salaries and other benefits by more than $47 million (unaudited) during the period through December 31, 2002. As a provision of the MLA, the Company agreed to make special bonus payments in the amount of $5.0 million during each of 2005 and 2006. As such, the Company recorded a $10 million liability in 2001 which is included in Other Employee Benefit Liabilities.

     The MLA delayed a February 2002 wage increase until December 2003. Wage increases of 52.5 cents, 50 cents and 60 cents per hour are scheduled in December 2003, June 2004 and June 2005, respectively.

     The regular pension multiplier will increase to $50 per month for each year of service up to 30 years and $65 per month for years in excess of 30.

     The MLA provides for an employee stock plan of 20% of common equity of the reorganized company and also provides profit-sharing at a level equal to 10% of quarterly profits in 2002 and 2003 and 20% of quarterly profits thereafter.

     The MLA will remain effective only upon the USWA's reasonable and continuing satisfaction that support is also being provided by other constituents, including salaried employees, trade creditors, outside professionals and WHX.

     As a condition of the MLA, WHX agreed to provide short-term loans in the amount of $5 million and other credit support to the Company. The agreement also provides that the WHX pension plan may be split, upon confirmation of a Plan of Reorganization, so as to provide for a separate pension plan covering WPC employees and retirees, and that WHX will make a contribution of $25 million to the new WPC pension plan.

NOTE C -- ACCOUNTING POLICIES

     The accounting policies presented below have been followed in preparing the accompanying consolidated financial statements.

BASIS OF PRESENTATION

     The Company's financial statements have been prepared on a "going-concern" basis which contemplates the continuity of operations, the realization of assets and the payment of post petition liabilities in the ordinary course of business. The financial statements do not include any adjustments or reclassifications that might be necessary should the Company be unable to continue in existence. As a result of the Company's Chapter 11 filing, such matters are subject to significant uncertainty.

     The Company's financial statements have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code", issued November 9, 1990 ("SOP 90-7"). SOP 90-7 requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company. See Note H -- Liabilities Subject to Compromise and Pre-Petition Long Term Debt and Note N -- Reorganization Items. Schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company as of November 16, 2000, the bankruptcy filing date, as reflected in the Company's accounting records. Differences between amounts reflected in such schedules and claims filed by creditors are currently being investigated and either resolved by mutual consent or adjudicated. The final amounts of such claims are not presently determinable.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all subsidiary companies. All significant intercompany accounts and transactions are eliminated in consolidation. The Company uses the equity method of accounting for investments in unconsolidated companies owned 20% or more.

EARNINGS PER SHARE

     Presentation of earnings per share is not meaningful since the Company is a wholly-owned subsidiary of WHX.

BUSINESS SEGMENT

     The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot-rolled and cold-rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, culvert, bridge form and other products used primarily by the construction, highway and agricultural markets.

     Through an extensive mix of products, the Company markets to a wide range of manufacturers, converters and processors. The Company's 10 largest customers (including Wheeling-Nisshin, an affiliate in which the Company has a 35.7% ownership interest) accounted for approximately 50.4% of its net sales in 2002, 43.9% in 2001 and 38.7% in 2000. Wheeling-Nisshin, Ohio Coatings Company ("OCC"), an affiliate in which the Company has a 50% ownership interest and Nittetsu Shoji America, were the only customers to account for more than 10% of net sales in 2002. Wheeling-Nisshin accounted for 15.6% of net sales in 2002, 14.6% in 2001 and 10.9% in 2000. OCC accounted for 10.6% of net sales in 2002. Nittetsu Shoji America accounted for 10.3% of net sales in 2002. Geographically, the majority of the Company's customers are located within a 350-mile radius of the Ohio Valley. However, the Company has taken advantage of its river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas. The Company has acquired regional facilities to service an even broader geographical area.

REVENUE RECOGNITION

     Revenue from the sale of products is recognized when both risk of loss and title have transferred to the customer, which generally coincides with the time such products are shipped. Shipping charges billed to customers are recorded as revenues.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in first-out ("LIFO") method for substantially all inventories. In 2002 and 2001, approximately 92% and 90%, respectively, of inventories are valued using the LIFO method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at historical cost less accumulated depreciation. The Company periodically evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Given the Company's integrated operations, asset impairment evaluations are generally done on a group basis as that is the lowest level at which cash flows can be separately identified.

     Depreciation is computed on the straight line and the modified units of production methods for financial statement purposes and accelerated methods for income tax purposes. The modified units of production method adjusts the straight line method based on an activity factor for operating assets. Adjusted annual depreciation is not less than 60% nor more than 110% of straight line depreciation. Accumulated depreciation after adjustment is not less than 75% nor more than 110% of straight line depreciation. Interest cost is capitalized for qualifying assets during the assets' acquisition period. Capitalized interest cost is amortized over the life of the asset.

     Maintenance and repairs are charged to income. Renewals and betterments made through replacements are capitalized. Profit or loss on property dispositions is credited or charged to income.

SOFTWARE CAPITALIZATION

     Costs incurred for the development or purchase of internal use software are capitalized and are amortized over the useful lives of such software, which is generally five years or less.

PENSIONS

     The Company maintains both tax qualified defined benefit and defined contribution pension plans. The defined benefit pension obligations are accounted for by WHX as a multi-employer plan. As such, the Company records pension expense based on allocations from WHX. Costs for the defined contribution plans are being funded currently, with expense being recorded at the time of funding.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Recognition is given in the accounts for the income tax effect of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the liability method. A valuation allowance is provided against deferred tax assets where it is considered more likely than not that the Company will not realize the benefit of such assets.

     As a member of the WHX affiliated group, the Company is joined with WHX in the filing of consolidated federal income tax returns. Prior to 2001, tax provisions and the related tax payments or refunds were reflected in the Company's financial statements in accordance with a tax sharing agreement between WHX and the Company. The tax sharing agreement generally provided that the Company would be paid for any reduction in the combined consolidated federal income tax liability resulting from the utilization or deemed utilization of deductions, losses and credits from current or prior years which are attributable to WPC or its subsidiaries. The tax sharing agreement was terminated in 2001 effective as of January 1, 2001. As a result, the tax provision for 2001 and later years is intended to reflect the Company's tax position as if it filed its own federal income tax return.

ENVIRONMENTAL MATTERS

     The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

     Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. ("SFAS") 142 "Goodwill and Other Intangible Assets" which addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. The Company adopted SFAS 142 effective January 1, 2002, as required. The adoption of SFAS 142 did not have a material impact on the Company.

     In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 establishes a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets. SFAS 143 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt this Statement effective January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. At this time, the Company cannot reasonably estimate the effect of the adoption of this Statement on either its financial position or results of operations. Management believes at this time that the adoption of this standard will not have a significant impact on either its financial position or results of operations.

     In August 2001, the FASB issued SFAS 144, "Accounting for Impairment or Disposal of Long-Lived Assets." This Statement establishes a single accounting model for long-lived assets to be disposed of by sale and provides additional implementation guidance for assets to be held and used and assets to be disposed of other than by sale. The Company adopted the Statement prospectively effective January 1, 2002. The adoption of SFAS 144 did not have a material effect on the Company.

     In June 2002, the FASB issued SFAS 146 "Accounting for Costs Associated with Exit or Disposal of Activities." This statement supercedes Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires the recognition of a liability for costs associated with an exit or disposal activity when incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS 146 will be effective for any exit and disposal activities initiated after December 31, 2002.

     In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 will be effective for any guarantees that are issued or modified after December 31, 2002. The disclosure requirements are effective as of December 31, 2002. The provisions of FIN 45 are not expected to have a material impact on our results of operations or financial position.

NOTE D -- PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  PENSION PROGRAMS

     The Company provides defined contribution pension programs for both hourly and salaried employees, and prior to August 12, 1997, also provided a defined contribution pension program for USWA-represented employees. These tax qualified defined contribution plans provide, in the case of hourly employees, an increasing Company contribution per hour worked based on the age of its employees. A similar tax qualified plan for salaried employees provides defined Company contributions based on a percentage of compensation dependent upon age and in certain cases age and service of its employees. The Company also established a supplemental defined benefit pension plan for its salaried employees.

     As of December 31, 2002, $135.5 million of fully vested funds are held in trust for benefits earned under the hourly defined contribution pension plans and $38.1 million of fully vested funds are held in trust for benefits earned under the salaried employees defined contribution plan. Approximately 74% of the assets are invested in equities and 23% are in fixed income investments. The balance is in cash and cash equivalents. All plan assets are invested by professional investment managers.

     All pension provisions charged against income totaled $3.8 million, $4.8 million and $7.4 million in 2002, 2001 and 2000, respectively.

  DEFINED BENEFIT PLANS

     The Company established a defined benefit pension plan for USWA-represented employees pursuant to a new labor agreement. The plan includes individual participant accounts of USWA-represented employees from the hourly-defined contribution plan and merges the assets of those accounts into the defined benefit plan.

     The plan was established pursuant to a collective bargaining agreement ratified on August 12, 1997. Prior to that date, benefits were provided through a defined contribution plan, the WPSC Retirement Security Plan ("Retirement Security Plan").

     The defined benefit pension plan covers employees represented by the USWA. The plan also includes individual participant accounts from the Retirement Security Plan. The assets of the Retirement Security Plan were merged into the Defined Benefit Pension Plan.

     Since the plan includes the account balances from the Retirement Security Plan, the plan includes both defined benefit and defined contribution features. The gross benefit, before offsets, is calculated based on years of service and the current benefit multiplier under the plan. This gross amount is then offset for benefits payable from the Retirement Security Plan and benefits payable by the Pension Benefit Guaranty Corporation ("PBGC") from previously terminated plans. Individual employee accounts established under the Retirement Security Plan are maintained until retirement. Upon retirement, the account balances are converted into monthly benefits that serve as an offset to the gross benefit, as described above. Aggregate account balances held in trust in individual employee accounts which will be available upon retirement to offset the gross benefit at December 31, 2002 totaled $134.5 million.

     In 1998 the Company established a supplemental defined benefit plan covering its salaried employees employed as of January 31, 1998, which provides a guaranteed minimum benefit based on years of service and compensation. The gross benefit from this plan is offset by the annuitized value of the defined contribution plan account balance and any benefits payable from the Pension Benefit Guaranty Corporation from the previously terminated defined benefit pension plan.

     In 1998, WHX merged WPC's defined benefit pension plan with those of its wholly-owned Handy & Harman subsidiary. The merger eliminated WPC cash funding obligations estimated in excess of $135.0 million. WPC pension expense is allocated by the common parent and totaled zero, $0.9 million and $2.6 million in 2002, 2001 and 2000, respectively. Effective May 29, 2001, the Company entered into an agreement with WHX, whereby WHX agreed not to charge the Company for any pension expense through and including the earlier of the effective date of a Plan of Reorganization and December 31, 2002. See Note A -- Bankruptcy and Reorganization.

  OTHER POSTRETIREMENT BENEFITS

     The Company sponsors postretirement benefit plans that cover both management and hourly retirees and dependents. The plans provide medical benefits including hospital, physicians' services and major medical expense benefits and a life insurance benefit. The hourly employees' plans provide non-contributory basic medical and a supplement to Medicare benefits, and pre-65 major medical coverage to which the Company contributes 50% of the insurance premium cost. As a result of the MLA, major medical benefits are no longer available to post-65 retirees living in an area where an HMO medicare plan is available. The management plan provides basic medical and major medical benefits on a non-contributory basis through age 65.

     The cost of postretirement medical and life benefits for eligible employees are accrued during the employee's service period through the date the employee reaches full benefit eligibility. The Company defers and amortizes recognition of changes to the unfunded obligation that arise from the effects of current actuarial gains and losses and the effects of changes in assumptions. The Company funds the plans as current benefit obligations are paid. In 1994 the Company began funding a qualified trust in accordance with its collective bargaining agreement. The 1997 collective bargaining agreement provided for the use of those funds to pay current benefit obligations and suspended additional funding until 2002. The MLA suspends additional funding until March 31, 2005.

     The amounts accrued at December 31, included the following components.

                                                              POSTRETIREMENT BENEFITS
                                                                OTHER THAN PENSIONS
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Change in benefit obligation:
  Benefit Obligation at beginning of year...................  $ 307,080    $ 276,192
  Service cost..............................................      2,431        2,180
  Interest cost.............................................     19,080       20,561
  Actuarial (gain) loss.....................................      9,404       19,690
  Benefits paid.............................................    (23,942)     (20,989)
  Increase due to Collective Bargaining Agreement...........         --       10,849
  Transfer of PCC obligation to WHX plan....................         --       (1,403)
                                                              ---------    ---------
  Benefit Obligation at December 31.........................    314,053      307,080
                                                              ---------    ---------
Fair value of plan assets at December 31....................         --           --
                                                              ---------    ---------
  Benefit obligation in excess of plan assets...............   (314,053)    (307,080)
  Unrecognized prior service credit.........................    (11,252)     (13,963)
  Unrecognized net actuarial (gain) loss....................    (38,298)     (53,469)
                                                              ---------    ---------
  Net amount recognized at December 31......................   (363,603)    (374,512)
                                                              ---------    ---------
  Amounts recognized in the statement of financial position
     consist of:
     Liabilities subject to compromise......................   (360,518)    (372,071)
     Accrued benefit liability..............................     (3,085)      (2,441)
                                                              ---------    ---------
     Net amount recognized..................................  $(363,603)   $(374,512)
                                                              =========    =========

     Net periodic costs for postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents.

                                                            POSTRETIREMENT BENEFITS
                                                              OTHER THAN PENSIONS
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Components of net periodic cost:
  Service cost..........................................  $ 2,431   $ 2,180   $ 2,088
  Interest cost.........................................   19,080    20,561    19,640
  Amortization of prior service credit..................   (2,712)   (3,918)   (3,918)
  Recognized actuarial (gain)/loss......................   (5,767)   (4,885)   (7,168)
                                                          -------   -------   -------
  Total.................................................  $13,032   $13,938   $10,642
                                                          =======   =======   =======

     The discount rate and rate of medical cost increases used in determining the benefit obligations were as follows.

                                                              POSTRETIREMENT
                                                              BENEFITS OTHER
                                                              THAN PENSIONS
                                                              --------------
                                                              2002     2001
                                                              -----    -----
                                                               (DOLLARS IN
                                                                THOUSANDS)
Discount rate...............................................   6.5%    7.25%
Medical care cost trend rate................................   9.0%     9.5%

     For measurement purposes, medical costs are assumed to increase at annual rates as stated above and decline gradually to 4.75% in 2008 and beyond. The health care cost trend rate assumption has a significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate would result in approximate increases in the accumulated postretirement benefit obligation of $26.1 million and net periodic benefit cost of $2.6 million. A 1% decrease in the health care cost trend rate would result in approximate decreases in the accumulated postretirement benefit obligation of $23.5 million and net periodic benefit cost of $4.2 million.

401(K) PLAN

     Effective January 1, 1994, the Company began matching salaried employee contributions to the 401(k) plan with shares of WHX's Common Stock. Until November 30, 2000, the Company matched 50% of the employee's contributions. The employer contribution was limited to a maximum of 3% of an employee's salary. As of November 30, 2000, the Company terminated the employer matching contribution benefit. At December 31, 2002, 2001 and 2000, the 401(k) plan held 165,645 shares, 542,695 shares and 638,902 shares of WHX Common Stock, respectively. Costs incurred for matching contributions amounted to approximately $1 million in 2000.

  POSTEMPLOYMENT BENEFITS

     The Company provides benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers' compensation. The assumed discount rate used to measure the benefit liability was 6.5% at December 31, 2002 and 7.0% at December 31, 2001. At December 31, 2002, liabilities of $1.1 million and $16.7 million were included in Other Employee Benefit Liabilities and Liabilities Subject to Compromise -- Other Liabilities, respectively. At December 31, 2001 these liabilities totaled $0.4 million and $14.4 million, respectively.

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT

     The Coal Industry Retiree Health Benefit Act of 1992 ("the Act") created a new United Mine Workers of America postretirement medical and death benefit plan to replace two existing plans which had developed significant deficits. The Act assigns companies the remaining benefit obligations for former employees and beneficiaries, and a pro rata allocation of benefits related to unassigned beneficiaries (orphans). The Company's obligation under the Act relates to its previous ownership of coal mining operations.

     At December 31, 2002, the actuarially determined liability discounted at 6.5%, covering 348 assigned retirees and dependents and 157 orphans, totaled $10.4 million. Such liabilities are included in Liabilities Subject to Compromise. In conjunction with the Chapter 11 filing, the Company is involved in disputes over the extent of its liabilities under the Act. At December 31, 2001, the actuarially determined liability discounted at 7.25%, covering 386 assigned retirees and dependents and 174 orphans, totaled $9.8 million.

NOTE E -- INCOME TAXES

     The provision for income taxes for the years ended December 31, consisted of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              2002    2001      2000
                                                              -----   -----   --------
                                                               (DOLLARS IN THOUSANDS)
Current
  Federal tax provision (benefit)...........................   $--     $--    $    --
  State tax provision.......................................    11      17         82
                                                               ---     ---    -------
Total income taxes current..................................    11      17         82
Deferred
  Federal tax provision (benefit)...........................    --      --     90,010
                                                               ---     ---    -------
Income tax provision (benefit)..............................   $11     $17    $90,092
                                                               ===     ===    =======

     Total federal and state income taxes paid in 2002, 2001 and 2000 were $0.0 million, $0.1 million and $0.2 million, respectively.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 35% to pretax income as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2002       2001        2000
                                                     --------   ---------   ---------
                                                          (DOLLARS IN THOUSANDS)
Loss before taxes..................................  $(57,556)  $(172,197)  $(128,095)
                                                     ========   =========   =========
Tax provision (benefit) at statutory rate..........  $(20,145)  $ (60,269)  $ (44,833)
Increase (reduction) in tax due to:
  Percentage depletion.............................        --          --        (242)
  Equity earnings..................................    (1,086)       (388)       (447)
  State income tax net of federal effect...........         7          11          53
  Change in valuation allowance....................    21,158      60,588     149,681
  Settlement of prior years taxes..................        --          --     (23,895)
  Other miscellaneous..............................        77          75       9,775
                                                     --------   ---------   ---------
Tax provision (benefit)............................  $     11   $      17   $  90,092
                                                     ========   =========   =========

     The composition of deferred income tax assets and liabilities are shown in the following table:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
ASSETS
Postretirement and postemployment employee benefits.........   $ 130.0     $ 133.6
Operating loss carryforward (expiring in 2005 to 2021)......     220.2       212.8
Minimum tax credit carryforwards (indefinite
  carryforward).............................................      18.2        18.2
Provision for expenses and losses...........................      24.8        17.5
Leasing activities..........................................      12.4        15.5
State income taxes..........................................       1.1         1.2
Miscellaneous other.........................................       0.5         2.3
                                                               -------     -------
  Deferred tax assets.......................................   $ 407.2     $ 401.1
                                                               =======     =======
LIABILITIES
Property, plant and equipment...............................   $(112.7)    $(125.7)
Inventory...................................................     (31.2)      (32.0)
State income taxes..........................................      (0.7)       (0.9)
Miscellaneous other.........................................      (0.4)       (0.9)
                                                               -------     -------
  Deferred tax liability....................................    (145.0)     (159.5)
Valuation allowance.........................................    (262.2)     (241.6)
                                                               -------     -------
Deferred income tax asset -- net............................   $    --     $    --
                                                               =======     =======

     On November 16, 2000, the Company filed for relief under Chapter 11 of the United States Bankruptcy Code. In general, the Internal Revenue Code permits debt forgiveness in such cases to be excluded from income. However, to the extent that income is not recognized, certain future tax attributes must be reduced by the amount of the excluded income. Accordingly, a full valuation allowance was recorded against the Company's net deferred tax assets in 2000 due to uncertainties surrounding future realization and the expectation that certain tax attributes previously recorded -- namely net operating losses and tax credits -- will not be utilized. In 2002, the valuation allowance reflected a net increase in the amount of $20.6 million largely due to the increase in net operating losses for which uncertainty exists as to their realizability.

     During 2000, certain transactions between WPC and WHX were entered into by the parties with the understanding that the tax sharing agreement would be terminated effective January 1, 2001 and would not apply prospectively as long as WPC remained a member of the WHX affiliated group. This had the effect of using $94.2 million and $24.9 million of WPC operating losses for 2001 and 2000, respectively for which the Company derived no benefit.

     During 1994, the Company experienced an ownership change as defined by
Section 382 of the Internal Revenue Code. As a result of this event, pre-change of control net operating losses that can be used to offset post-change of control pre-tax income will be limited to approximately $32.0 million. Post-change of control net operating losses do not have an annual offset limitation.

     The statute of limitations has expired for years through 1994. Federal tax returns have been examined by the Internal Revenue Service ("IRS") through 1997. Management believes it has adequately provided for all taxes on income.

NOTE F -- INVENTORIES

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Finished products...........................................   $ 31,705     $ 40,295
In-process..................................................    112,319       89,762
Raw materials...............................................     22,544       19,303
Other materials and supplies................................     17,054       18,515
                                                               --------     --------
                                                                183,622      167,875
LIFO reserve................................................        469        5,242
                                                               --------     --------
                                                               $184,091     $173,117
                                                               ========     ========

     During 2002, 2001 and 2000, certain inventory quantities were reduced, resulting in liquidations of LIFO inventories, the effect of which decreased income by approximately $0.8 million in 2002, and increased income by $4.8 million in 2001 and $3.4 million in 2000.

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Land and mineral properties.................................  $   19,734   $   19,751
Buildings, machinery and equipment..........................   1,194,799    1,178,707
Construction in progress....................................      32,390       44,355
                                                              ----------   ----------
                                                               1,246,923    1,242,813
Less accumulated depreciation and amortization..............     716,355      648,925
                                                              ----------   ----------
                                                              $  530,568   $  593,888
                                                              ==========   ==========

     The Company utilizes the modified units of production method of depreciation which recognizes that the depreciation of steelmaking machinery is related to the physical wear of the equipment as well as a time factor. The modified units of production method provides for straight line depreciation charges modified (adjusted) by the level of raw steel production. In 2002, 2001 and 2000 depreciation adjustments under the modified units of production method were $0.9 million or 1.3% less, $1.8 million or 2.4% less and $0.2 million or 0.3% less, respectively, than straight line depreciation.

     As of December 31, 2002 and 2001, the Company had two capital leases in the amount of $7.1 million which were classified as Debt in Liabilities Subject to Compromise.

NOTE H -- LIABILITIES SUBJECT TO COMPROMISE AND PRE-PETITION LONG TERM DEBT

     The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings are identified below. These liabilities include substantially all the current and non-current liabilities of the Company as of November 16, 2000, the date the Chapter 11 petition was filed. As discussed further in Note A, these liabilities including the maturity of debt obligations are stayed during the Chapter 11 cases. Certain of the pre-petition liabilities are secured by liens on the Company's property. Parties holding secured claims may request maintenance payments during the reorganization period should the value of liened property decline. Additional bankruptcy claims and pre-petition liabilities may arise by reason of termination of various contractual obligations and as certain contingent and/or disputed bankruptcy claims are settled which may materially exceed the amounts shown below. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events. Liabilities subject to compromise are summarized as follows.

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Other federal, state and local taxes........................   $  1,717     $  3,573
Debt, see table below.......................................    356,384      356,384
Interest accrued through November 16, 2000..................     13,738       13,738
Unfunded provisions related to retiree medical benefits (see
  Note D)...................................................    360,518      372,071
Trade payables..............................................    117,020      131,391
Other liabilities...........................................     40,924       37,961
                                                               --------     --------
  Total liabilities subject to compromise recorded at
     December 31:...........................................   $890,301     $915,118
                                                               ========     ========

     Debt included in liabilities subject to compromise at December 31, 2002 and 2001 is summarized below:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Senior Unsecured Notes due 2007, 9 1/4%.....................   $274,266     $274,266
Term Loan Agreement due 2006, floating rate.................     75,000       75,000
Other.......................................................      7,118        7,118
                                                               --------     --------
  Total Long-Term Debt(1)...................................   $356,384     $356,384
                                                               ========     ========

---------------

(1) No estimate of fair value is available for December 31, 2002 and 2001.

     As a result of the bankruptcy filing, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until a reorganization plan defining the repayment terms has been confirmed. The total interest on pre-petition debt that was not paid or charged to earnings for the period from November 17, 2000 to December 31, 2000 was $4.1 million. For the year ended December 31, 2002 and 2001, interest not paid or charged to earnings totaled $30.8 million and $31.6 million, respectively. Such interest is not being accrued since it is not probable that it will be treated as an allowed claim. The Bankruptcy Code generally disallows the payment of post-petition interest with respect to unsecured pre-petition claims.

9 1/4% SENIOR NOTES DUE 2007 AND TERM LOAN:

     On November 26, 1997 the Company issued $275 million principal amount of 9 1/4% Senior Notes. Interest on the 9 1/4% Senior Notes is payable semi-annually on May 15 and November 15 of each year. The Senior Notes mature on November 15, 2007. The 9 1/4% Senior Notes were exchanged for identical notes which were issued pursuant to an exchange offer registered under the Securities Act. The 9 1/4% Senior Notes are unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company, and pari passu with all existing and future senior unsecured indebtedness of the Company, including borrowings under the Term Loan Agreement. The 9 1/4% Senior Notes are fully and unconditionally guaranteed on a joint and several and senior basis by the guarantors, which consist of the Company's present and future operating subsidiaries.

     On November 26, 1997 the Company entered into the Term Loan Agreement with DLJ Capital Funding Inc., as syndication agent pursuant to which it borrowed $75 million. The Company's obligations under the Term Loan Agreement are guaranteed by its present and future operating subsidiaries.

     The Company is in default of its obligations with respect to the 9 1/4% Senior Notes and the Term Loan Agreement by virtue of the Chapter 11 filings and failures to pay interest when due.

NOTE I -- LONG TERM DEBT

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Term Loan -- DIP Credit Facility (See Note A)...............   $35,222      $34,401
State Loans.................................................    11,985           --
WHX Loan....................................................     5,000        5,000
Other.......................................................     4,545          943
                                                               -------      -------
                                                                56,752       40,344
Less portion due within one year............................    43,575       40,344
                                                               -------      -------
Long-Term Debt..............................................   $13,177      $    --
                                                               =======      =======

     Pursuant to a Memorandum of Understanding ("MOU"), WHX provided $5.0 million in secured loans to the Company during the fourth quarter of 2001 to increase liquidity and sustain continued operations. The loans bear interest at the rate of 6% per annum and will mature on the earlier of the (a) substantial consummation of a Plan of Reorganization, (b) termination of the MOU, or (c) December 31, 2002. Payment was not made on December 31, 2002. Furthermore, no determination has been made as to the timing of the payment of the debt. Pursuant to a negotiated agreement among the USWA, WHX and the Company in January 2002, the Company received loans in the amount of $7.0 million and $5.0 million from the states of Ohio and West Virginia, respectively.

INTEREST COST

     Aggregate interest costs on debt and amounts capitalized during the three years ended December 31, 2002, are as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2002      2001      2000
                                                          -------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Aggregate interest expense on long-term debt............  $17,761   $21,611   $42,467
Less: Capitalized interest..............................    1,774     4,163     6,498
                                                          -------   -------   -------
Interest expense........................................  $15,987   $17,448   $35,969
                                                          =======   =======   =======
Interest Paid...........................................  $11,618   $15,905   $29,049
                                                          =======   =======   =======

NOTE J -- STOCKHOLDER'S EQUITY

     Changes in capital accounts are as follows:

                                               COMMON STOCK     ACCUMULATED    CAPITAL IN
                                              ---------------    EARNINGS     EXCESS OF PAR
                                              SHARES   AMOUNT    (DEFICIT)        VALUE
                                              ------   ------   -----------   -------------
                                                         (DOLLARS IN THOUSANDS)
Balance January 1, 2000.....................   100     $   0     $(198,341)     $335,138
Net loss....................................    --        --      (218,187)           --
                                               ---     -----     ---------      --------
Balance December 31, 2000...................   100         0      (416,528)      335,138
Net loss....................................    --        --      (172,214)           --
                                               ---     -----     ---------      --------
Balance December 31, 2001...................   100         0      (588,742)      335,138
Net loss....................................    --        --       (57,567)           --
                                               ---     -----     ---------      --------
Balance December 31, 2002...................   100     $   0     $(646,309)     $335,138
                                               ===     =====     =========      ========

NOTE K -- RELATED PARTY TRANSACTIONS

     The Chairman of the Board of WHX is the President and sole shareholder of WPN Corp. Pursuant to a management agreement effective as of January 3, 1991, as amended, approved by a majority of the disinterested directors of WHX, WPN Corp. provided certain financial, management advisory and consulting services to WPC. Such services included, among others, identification, evaluation and negotiation of acquisitions and divestitures, responsibility for financing matters, review of annual and quarterly budgets, supervision and administration, as appropriate, of all of WPC's accounting and financial functions and review and supervision of reporting obligations under Federal and state securities laws. In exchange for such services, WPN Corp. received a fixed fee from the Company of $208,333 per month for nine months in 2000. On January 17, 2001 the Company notified WHX that the Company had not received services under the agreement since September 30, 2000 and would no longer participate under the management agreement.

     The Company regularly sells steel product at prevailing market prices to Unimast Incorporated ("Unimast") and PCC, wholly-owned subsidiaries of WHX. During 2002, 2001 and 2000, the Company shipped $0.5 million, $2.2 million and $13.2 million, respectively of steel product to Unimast. In August 2002, WHX sold its interest in Unimast to an unrelated party. During 2002 and 2001, the Company shipped $20.8 million and $7.0 million, respectively of steel product to PCC. Amounts due the Company from Unimast at December 31, 2002 and 2001 were $.01 million and $0.1 million, respectively. Amounts due the Company from PCC at December 31, 2002 and 2001 were $2.0 million and $0.5 million, respectively. WHX provided funds for the purchase of natural gas during 2001. At December 31, 2002 the Company owed WHX approximately $2.1 million for gas purchased.

NOTE L -- COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS

     The Company, as are other industrial manufacturers, is subject to increasingly stringent standards relating to the protection of the environment. In order to facilitate compliance with these environmental standards, the Company has incurred capital expenditures for environmental control projects aggregating $1.7 million, $0.8 million and $3.4 million for 2002, 2001, and 2000, respectively. The Company has projected spending approximately $18.2 million in the aggregate on major environmental compliance projects through the year 2005, estimated to be spent as follows: $3.7 million in 2003, $11.6 million in 2004 and $2.9 million in 2005. However, due to the possibility of unanticipated factual or regulatory developments and in light of limitations imposed by the pending Chapter 11 cases, the amount and timing of future expenditures may vary substantially from such estimates.

     In addition, the treatment of environmental liabilities in the pending Chapter 11 cases may differ depending on whether such liabilities are determined to be pre-petition or post-petition liabilities of the Debtors. It is not possible or appropriate to predict how environmental liabilities ultimately may be classified in the Debtors' Chapter 11 cases, and the Debtors have not attempted to distinguish between pre-petition and post-petition liabilities.

     The Company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") or similar state statutes at several waste sites. The Company is subject to joint and several liability imposed by Superfund on potentially responsible parties. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant to identifying potentially responsible parties and allocating or determining liability among them, the Company is unable to reasonably estimate the ultimate cost of compliance with Superfund laws. The Company believes, based upon information currently available, that the Company's liability for clean up and remediation costs in connection with the Buckeye Reclamation Landfill will be between $1.5 million and $2.0 million. At five other sites (MIDC Glassport, Tex-Tin, Breslube Penn, Four County Landfill and Beazer) the Company estimates costs to aggregate approximately $500,000.

     Non-current accrued environmental liabilities totaled $18.0 million at December 31, 2002 and $19.0 million at December 31, 2001. These accruals were determined by the Company based on all available information. As new information becomes available, including information provided by third parties, and changing laws and regulations, the liabilities are reviewed and the accruals adjusted quarterly. Management believes, based on its best estimate, that the Company has adequately provided for its present environmental obligations.

     Based upon information currently available, including the Company's prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with Federal and state agencies and information available to the Company on pending judicial and administrative proceedings, the Company does not expect its environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of its facilities, to have a material adverse effect on the results of operations of the Company or on its ability to reorganize. However, as further information comes into the Company's possession, it will continue to reassess such evaluations.

GUARANTEES

     In December 1995, the Company entered into a "Capital Maintenance Agreement" with a financial institution, which requires the Joint Venture owners of OCC to provide funds to cure any defaults under the debt agreement. At December 31, 2002 the amounts borrowed under the debt agreement totaled approximately $12 million.

NOTE M -- OTHER INCOME

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2002     2001      2000
                                                           ------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Interest and investment income...........................  $  764   $   973   $ 1,531
Equity income............................................   3,882     1,274     1,810
Receivables securitization fees..........................      --        --    (6,887)
Other, net...............................................     (79)   (1,896)      531
                                                           ------   -------   -------
                                                           $4,567   $   351   $(3,015)
                                                           ======   =======   =======

NOTE N -- REORGANIZATION ITEMS

     Reorganization expenses are comprised of items of income, expense and loss that were realized or incurred by the Company as a result of its decision to reorganize under Chapter 11 of the Bankruptcy Code. Reorganization and professional fee expense and cash payments related to continuing operations during 2002, 2001 and 2000 were $11.8 million and $10.6 million in 2002, $14.2 million and $13.9 million for 2001, and $4.1 million and $2.6 million for 2000, respectively.

     Other reorganization income (expense) items are summarized below:

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2002     2001     2000
                                                            ------   ------   -------
                                                             (DOLLARS IN THOUSANDS)
Gain (loss) on sale or disposal of assets.................  $1,258   $ (936)  $    --
Gain from sale of PCC assets..............................      --    9,818        --
Gain on settlement of intercompany accounts...............      --      367        --
Write-off of deferred financing costs related to
  pre-petition credit and securitization agreements.......                     (2,592)
Other.....................................................       4       --        --
                                                            ------   ------   -------
                                                            $1,262   $9,249   $(2,592)
                                                            ======   ======   =======

NOTE O -- SALE OF RECEIVABLES

     In 1994, a special purpose wholly-owned subsidiary of WPSC entered into an agreement to sell an undivided percentage ownership in a designated pool of accounts receivable generated by WPSC and two of the Company's subsidiaries:
Wheeling Construction Products, Inc. and PCC (the Receivables Facility). In 1995 WPSC entered into an agreement to include the receivables generated by Unimast, in the pool of accounts receivable sold. In May 1999, the Receivables Facility was extended through May 2003 and increased to $100 million on a revolving basis. Effective June of 1999, Unimast withdrew from participation in the facility. In June 2000, the Company amended the agreement to increase the program limit to $115 million. On September 22, 2000, the Company amended its agreement to reduce the program limit to $105 million, to waive an Early Amortization Event through December 20, 2000 and to increase certain fees associated with the agreement during the waiver period. The Early Amortization Event was caused by a reduction in rating by Standard & Poors on the long-term Senior Unsecured debt. On November 17, 2000, the Receivables Facility was terminated and funds from the DIP Credit Facility were used to repurchase all receivables held by the Receivables Facility. Fees paid by WPSC under this Receivables Facility were based upon variable rates that ranged from 5.91% to 9.62%.

NOTE P -- INFORMATION ON SIGNIFICANT JOINT VENTURES

     The Company owns 35.7% of Wheeling-Nisshin. Wheeling-Nisshin had no debt outstanding at December 31, 2002 and December 31, 2001. The Company derived approximately 15.5% and 14.6% of its revenues from sale of steel to Wheeling-Nisshin in 2002 and 2001, respectively. The Company received dividends of $1.25 million from Wheeling-Nisshin in 2002 and $3.75 million in 2001. Amounts due the Company at December 31, 2002 totaled $5.2 million.

     The Company owns 50% of OCC. OCC had total debt outstanding at December 31, 2002 and 2001 of approximately $44.3 million and $48.2 million, respectively. Of the debt outstanding at December 31, 2002, the Company is obligated to pay $12.1 million in the event of default by OCC. The Company derived approximately 10.8% and 9.8% of its revenues from sale of steel to OCC in 2002 and 2001, respectively. Amounts due the Company at December 31, 2002 totaled $29.4 million, including an advance of $12.4 million.

NOTE Q -- SUMMARIZED COMBINED FINANCIAL INFORMATION OF THE SUBSIDIARY GUARANTORS
          OF THE 9 1/4% SENIOR NOTES

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                       2002       2001         2000
                                                     --------   ---------   ----------
                                                          (DOLLARS IN THOUSANDS)
INCOME DATA
  Net sales........................................  $979,993   $ 835,640   $1,119,031
  Cost of products sold, excluding depreciation....   893,829     865,613    1,053,185
  Depreciation.....................................    74,194      72,551       78,859
  Selling, administrative and general expense......    46,836      46,977       67,891
  Reorganization and professional fee expense......    11,755      14,200        4,140
                                                     --------   ---------   ----------
  Operating loss...................................   (46,621)   (163,701)     (85,044)
  Reorganization income (expense)..................       417       7,979       (2,592)
  Interest expense.................................   (20,963)    (19,178)     (31,090)
  Other income (loss)..............................     1,271       1,551       (6,006)
                                                     --------   ---------   ----------
  Loss before tax..................................   (65,896)   (173,349)    (124,732)
  Tax provision (benefit)..........................    (2,908)     (1,603)      77,093
                                                     --------   ---------   ----------
  Net loss.........................................  $(62,988)  $(171,746)  $ (201,825)
                                                     ========   =========   ==========

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Assets
  Current assets............................................  $ 330,443    $ 295,775
  Non-current assets........................................    540,403      610,884
                                                              ---------    ---------
Total assets................................................  $ 870,846    $ 906,659
                                                              =========    =========
Liabilities and stockholder's equity (deficit)
  Current liabilities.......................................  $ 330,929    $ 296,225
  Non-current liabilities...................................    885,910      893,439
  Stockholder's equity (deficit)............................   (345,993)    (283,005)
                                                              ---------    ---------
Total liabilities and stockholder's equity (deficit)........  $ 870,846    $ 906,659
                                                              =========    =========

NOTE R -- SUBSEQUENT EVENTS

     On February 28, 2003, the Company was notified that the Emergency Steel Loan Guarantee Board did not approve the initial application for a $250 million loan guarantee. The Company submitted a revised application for the loan guarantee on March 14, 2003. On March 26, 2003, the revised application was approved. The loan guarantee is subject to certain conditions, which must be achieved by June 30, 2003, including, among others, development of an acceptable Plan of Reorganization, favorable resolution of the PBGC discussions with WHX and WPC relative to termination of the WHX pension plan, a definitive collective bargaining agreement with the USWA, and the absence of any material adverse change in condition (financial or otherwise), business, property, operations, prospects, assets or liabilities of WPSC, or in its ability to repay the loan, or in the value of the collateral between the date hereof and the date the guarantee is to be issued.

     On March 7, 2003, the PBGC announced that it had determined under provisions of ERISA that the WHX pension plan must terminate as of March 7, 2003, and that PBGC should become statutory trustee of the pension plan. This action was prompted by the February 28th rejection of the $250 million loan guarantee. The PBGC has been notified of the loan guarantee approval on March 26, 2003. Obtaining an acceptable resolution of the treatment of the WHX Pension Plan is a condition to the loan guarantee. If an acceptable resolution is not obtained on or before June 30, 2003, then a condition to the loan guarantee shall not have been satisfied. If the loan guarantee is not granted it is unlikely that the present Plan of Reorganization, filed with the Bankruptcy Court on December 29, 2002, or any amended Plan of Reorganization will be confirmed. Furthermore, it is doubtful that an alternative plan could be confirmed in a reasonable time frame, although the Company has indicated that it would pursue such an alternate plan. In either case, there can be no assurance as to the future of the Company.

NOTE S -- QUARTERLY INFORMATION (UNAUDITED)

     Financial results by quarter for the two fiscal years ended December 31, 2002 and 2001 are as follows:

                                                                            NET       EARNINGS
                                                              GROSS        INCOME      (LOSS)
                                                NET SALES     PROFIT       (LOSS)     PER SHARE
                                                ---------   ----------   ----------   ---------
                                                            (DOLLARS IN THOUSANDS)
2002
  1st Quarter.................................   206,081      (5,577)     (41,026)        *
  2nd Quarter.................................   241,642      25,185      (10,486)
  3rd Quarter.................................   277,868      42,178        7,086
  4th Quarter.................................   254,402      23,758      (13,141)
2001
  1st Quarter.................................   202,706     (17,115)     (59,986)        *
  2nd Quarter.................................   207,941     (14,099)     (41,532)
  3rd Quarter.................................   224,301      (3,104)     (41,180)
  4th Quarter.................................   200,692       3,893      (29,516)

     Earnings per share are not meaningful because the Company is a wholly-owned subsidiary of WHX.

                        WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
REVENUES:
Net Sales...................................................   $238,672     $206,081
COSTS AND EXPENSES:
Cost of Goods Sold, excluding Depreciation..................    247,253      211,658
Depreciation................................................     17,445       17,817
Selling, Administrative and General Expense.................     13,864       11,840
Reorganization and Professional Fee Expense.................      3,300        2,957
                                                               --------     --------
                                                                281,862      244,272
                                                               --------     --------
Operating Income (Loss).....................................    (43,190)     (38,191)
Reorganization Income (Expense).............................         (9)          --
Interest Expense on Debt....................................     (3,651)      (3,805)
Other Income (Expense)......................................      1,234          976
                                                               --------     --------
Income (Loss) Before Taxes..................................    (45,616)     (41,020)
Tax Provision (Benefit).....................................          9            5
                                                               --------     --------
Net Income (Loss)...........................................   $(45,625)    $(41,025)
                                                               ========     ========

           See Notes to Consolidated Financial Statements (Unaudited)

                        WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES

                           CONSOLIDATED BALANCE SHEET

                                                               MARCH 31,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                                         ASSETS
Current Assets:
  Cash and Cash Equivalents.................................  $    6,470     $    8,543
  Trade Receivables, less Allowance for Doubtful Accounts of
     $1,612 and $1,282......................................     136,438        130,593
  Inventories...............................................     180,648        184,091
  Prepaid Expenses and Deferred Charges.....................       4,693          7,477
                                                              ----------     ----------
  Total Current Assets......................................     328,249        330,704
Investment in Associated Companies..........................      59,153         60,767
Property, Plant and Equipment, at Cost less Accumulated
  Depreciation..............................................     514,924        530,568
Deferred Income Tax Benefits................................      27,342         27,342
Deferred Charges and Other Assets...........................       9,464          9,735
                                                              ----------     ----------
  Total Assets..............................................  $  939,132     $  959,116
                                                              ==========     ==========

                     LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities:
  Trade Payables............................................  $   86,428     $   71,048
  Short Term Debt...........................................     147,301        135,490
  Payroll and Employee Benefits Payable.....................       7,481         11,635
  Accrued Interest and Other Liabilities....................      73,627         69,212
  Long Term Debt Due in One Year............................      43,884         43,575
                                                              ----------     ----------
  Total Current Liabilities.................................     358,721        330,960
Long Term Debt..............................................      12,395         13,177
Other Employee Benefit Liabilities..........................      16,483         15,514
Other Liabilities...........................................      18,870         20,335
Liabilities Subject to Compromise...........................     889,459        890,301
                                                              ----------     ----------
  Total Liabilities.........................................   1,295,928      1,270,287

STOCKHOLDERS EQUITY (DEFICIT):
Common Stock -- $.01 Par Value; 100 Shares Issued and
  Outstanding...............................................          --             --
Additional Paid-in Capital..................................     335,138        335,138
Accumulated Deficit.........................................    (691,934)      (646,309)
                                                              ----------     ----------
  Total Stockholders Equity (Deficit).......................    (356,796)      (311,171)
                                                              ==========     ==========
  Total Liabilities and Stockholders Equity (Deficit).......  $  939,132     $  959,116
                                                              ==========     ==========

           See Notes to Consolidated Financial Statements (Unaudited)

                        WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)...........................................  $(45,625)  $(41,025)
Items Not Affecting Cash from Operating Activities:
  Depreciation..............................................    17,445     17,817
  Other Post Retirement Benefits............................       301     (3,629)
  Equity Income (Loss) of Affiliated Companies..............      (889)      (878)
  (Gain) Loss on Disposition of Assets......................        --         15
Decrease (Increase) from Working Capital Elements:
  Trade Receivables.........................................    (5,845)   (10,204)
  Inventories...............................................     3,443     15,093
  Trade Payables............................................    15,380     15,952
  Other Current Assets......................................     2,784       (467)
  Other Current Liabilities.................................       262      5,308
  Other Items -- Net........................................    (1,366)    (2,633)
                                                              --------   --------
Net Cash (Used In) Operating Activities.....................  $(14,110)  $ (4,651)
                                                              ========   ========
CASH FLOW FROM INVESTING ACTIVITIES:
  Plant Additions and Improvements..........................  $ (1,801)  $ (1,650)
  Payments from Affiliates..................................        --         --
  Proceeds from sale of Assets due to Chapter 11
     Proceedings............................................        --          4
  Dividends from Affiliated Companies.......................     2,500      1,422
                                                              --------   --------
Net Cash Provided by (Used In) Investing Activities.........  $    699   $   (224)
                                                              ========   ========
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long Term Debt Borrowings.................................  $   (473)  $ 13,226
  Short Term Debt Borrowings................................    11,811    (12,569)
                                                              --------   --------
Net Cash Provided by Financing Activities...................  $ 11,338   $    657
                                                              ========   ========
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............    (2,073)    (4,218)
Cash and Cash Equivalents at Beginning of Year..............     8,543      7,586
                                                              --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  6,470   $  3,368
                                                              ========   ========

           See Notes to Consolidated Financial Statements (Unaudited)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

GENERAL

     The consolidated balance sheet as of March 31, 2003, the consolidated statement of operations and the consolidated statement of cash flows for the three month periods ended March 31, 2003 and 2002 have been prepared by Wheeling-Pittsburgh Corporation ("WPC" or "the Company") without audit. In the opinion of management, all recurring adjustments necessary to present fairly the consolidated financial position at March 31, 2003 and the results of operations and changes in cash flows for the periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These first quarter financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2002. The results of operations for the period ended March 31, 2003 are not necessarily indicative of the operating results for the full year. Presentation of earnings per share is not meaningful since the Company is a wholly-owned subsidiary of WHX Corporation ("WHX").

     The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BUSINESS SEGMENT

     The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot-rolled and cold-rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, culvert, bridge form and other products used primarily by the construction, highway and agricultural markets.

NOTE 1 -- BASIS OF PRESENTATION

     The Company's financial statements have been prepared on a "going-concern" basis which contemplates the continuity of operations, the realization of assets and the payment of post petition liabilities in the ordinary course of business. The financial statements do not include any adjustments or reclassifications that might be necessary should the Company be unable to continue in existence. As a result of the Company's Chapter 11 filing, such matters are subject to significant uncertainty.

     The Company's financial statements have been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code", issued November 9, 1990 ("SOP 90-7"). SOP 90-7 requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company. Schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company as of November 16, 2000, the bankruptcy filing date, as reflected in the Company's accounting records. Differences between amounts reflected in such schedules and claims filed by creditors are currently being investigated and either resolved by mutual consent or adjudicated. The final amounts of such claims are not presently determinable.

NOTE 2 -- BANKRUPTCY AND REORGANIZATION

     On November 16, 2000, Wheeling-Pittsburgh Corporation and eight of its wholly-owned subsidiaries, representing substantially all of the consolidated group's business (collectively the "Debtors"), filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Youngstown, Ohio ("Bankruptcy Court").

     The Company is currently operating their businesses as debtors-in-possession pursuant to the Bankruptcy Code. As such, actions to collect pre-petition indebtedness of the Company and other contractual obligations of the Company generally may not be enforced. In addition, under the Bankruptcy Code, the Company may assume or reject executory contracts and unexpired leases subject to Bankruptcy Court approval. Additional pre-petition claims may arise from such rejections, and from the determination by the Bankruptcy Court (or as agreed by the parties in interest) to allow claims for contingencies and other disputed amounts. From time to time since the Chapter 11 filing, the Bankruptcy Court has approved motions allowing the Company to reject certain business contracts that were deemed burdensome or of no value to the Company. As of March 31, 2003, the Company has not completed their review of all their pre-petition executory contracts and leases for assumption or rejection.

     The Federal bankruptcy laws provide that the Debtors have an exclusive period during which only they may propose and file and solicit acceptances of a plan of reorganization. The exclusive period to propose a plan for reorganization currently expires on July 8, 2003. If the Debtors fail to file a plan of reorganization during the exclusive period (including any extensions thereof) or, after such plan has been filed, if the Debtors fail to obtain acceptance of such plan from the requisite impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditor, an equity security holder, a committee of creditors or equity security holders, or an indenture trustee, may file their own plan of reorganization for the Debtors.

     A third amended plan of reorganization and disclosure statement was filed with the Bankruptcy Court on May 19, 2003. On May 20, 2003, the Bankruptcy Court approved the plan of reorganization and the disclosure statement was sent to impaired creditors and equity security holders who are entitled to vote.

     Subject to certain exceptions set forth in the Bankruptcy Code, acceptance of a plan of reorganization requires approval of the Bankruptcy Court and the affirmative vote (i.e. more than 50% of the number and at least 66 2/3% of the dollar amount, both with regard to claims actually voted) of each class of creditors and equity holders whose claims are impaired by the plan. Alternatively, absent the requisite approvals, the Company may seek Bankruptcy Court approval of its reorganization plan under "cramdown" provisions of the Bankruptcy Code, assuming certain tests are met. These requirements may, among other things, necessitate payment in full for senior classes of creditors before payment to a junior class can be made.

     The Bankruptcy Court has set June 18, 2003 as the date for the hearing to confirm the plan of reorganization.

NOTE 3 -- DEBTOR IN POSSESSION CREDIT FACILITY

     The Company has negotiated a financing arrangement (the "DIP Credit Facility") with Citibank, N.A., as initial issuing bank, Citicorp U.S., Inc., as administrative agent (the "Agent"), and the lenders named therein (the "DIP Lenders"). The purpose of the DIP Credit Facility is to provide access to needed funds during the Debtors' Chapter 11 cases.

     The DIP Lenders agreed to make term loan advances to the Debtors up to a maximum aggregate principal amount of $35 million. WPC's parent company, WHX, has a $30 million participation in the term loan. In addition, the DIP Lenders agreed, subject to certain conditions, to provide the Debtors with revolving loans, swing loans and letter of credit accommodations in an initial aggregate amount of up to $255 million. The aggregate maximum amount was subsequently reduced to $225 million in May 2001, to $175 million in January 2002, and to $160 million in November 2002. The availability under the DIP

Credit Facility is based on various advance rates on Accounts Receivable and Inventories, less certain reserves. The post-petition term loans and revolving loans are collateralized by first priority liens on the Debtors' assets (subject to valid liens existing on the petition date) and have been granted superpriority administrative status, subject to certain carve-outs for fees payable to the United States Trustee and for professional fees.

     Other terms of the DIP Credit Facility are as follows:

     - Revolving loans bear interest at (i) the base rate plus the applicable margin for base rate loans or (ii) the applicable Eurodollar rate plus the applicable margin for Eurodollar rate loans. The applicable margin ranges from 1.75% to 2.25% for base rate loans and from 2.75% to 3.25% for Eurodollar rate loans, in each case depending on the Debtors' performance level. The base rate is the rate announced from time to time by Citibank, N.A. as its base rate and the Eurodollar rate is the rate calculated by the Agent with reference to the rate per annum offered for certain deposits in dollars at Citibank, N.A.'s London office. During the continuance of an Event of Default, interest on term loans and revolving loans will be payable on demand at 2% per annum above the rate that would otherwise be in effect.

     - Term loans bear interest at 16% per annum (of which 3% may, at the Debtors' option, be paid in kind).

     - A commitment fee is payable on the daily unused portion of the revolving loan commitment under the DIP Credit Facility at a rate per annum determined by reference to an applicable percentage, which ranges from 0.500% to 0.625% depending on the Debtors' performance level.

     - An administrative fee for letter of credit accommodations is payable on the average daily maximum amount available under outstanding letters of credit at a rate per annum equal to the applicable margin for letter of credit fees, which ranges from 2.50% to 3.00% depending on the Debtors' performance level. During the continuance of an Event of Default, letter of credit fees will be payable on demand at 2% per annum above the rate that would otherwise be in effect.

     Borrowings under the DIP Credit Facility for revolving loans totaled $147.3 million at March 31, 2003. The weighted average interest rate on the DIP Credit Facility for revolving loans was 4.7% in the first quarter of 2003. Term loans under the DIP Credit Facility totaled $35.5 million at March 31, 2003. The DIP Credit Facility was to expire on the earlier of November 17, 2002 or the completion of a Plan of Reorganization. Amendment No. 11 to the DIP Credit Agreement extended the termination date to August 17, 2003 or the completion of a Plan of Reorganization. The Company intends to have completed a Plan of Reorganization by August 17, 2003. If a Plan is not completed by then, the Company will pursue an extension of or a replacement of the current DIP credit facility. There can be no guarantee that this will occur.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL MATTERS

     The Company, as are other industrial manufacturers, is subject to increasingly stringent standards relating to the protection of the environment. In order to facilitate compliance with these environmental standards, the Company has incurred capital expenditures for environmental control projects aggregating $0.7 million in the first quarter of 2003 and $1.7 million for the year ended December 31, 2002. The Company has projected spending approximately $18.2 million in the aggregate on major environmental compliance projects through the year 2005, estimated to be spent as follows: $3.7 million in 2003, $11.6 million in 2004 and $2.9 million in 2005. However, due to the possibility of unanticipated factual or regulatory developments and in light of limitations imposed by the pending Chapter 11 cases, the amount and timing of future expenditures may vary substantially from such estimates.

     We have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or similar state statutes, at the Breslube-Penn waste site in Coraopolis, Pennsylvania, the Buckeye waste site in St. Clairsville, Ohio and the Four County waste site in Fulton County, Indiana. We are subject to possible joint and several liability imposed by CERCLA. We are currently negotiating with the Department of Justice and United States Environmental Protection Agency, or the EPA, to resolve claims related to these sites. Settlements of these claims will discharge us from any future liability for CERCLA sites for all those known claims that arose prior to May 16, 2001, the bar date for the filing of proofs of claim in these Chapter 11 cases.

     The EPA, through the Department of Justice, and we are currently negotiating an amount in respect of all other fines, penalties, economic benefit penalties and reimbursement of enforcement activities owed to the EPA for pre-petition activities or events.

     We may be subject to additional penalties for post-petition violations of environmental laws that can be estimated only through future negotiations with state and federal environmental authorities.

     Non-current accrued environmental liabilities totaled $17.9 million at March 31, 2003 and $18.0 million at December 31, 2002. These accruals were determined by the Company based on all available information. As new information becomes available, including information provided by third parties, and changing laws and regulations, the liabilities are reviewed and the accruals adjusted quarterly. Management believes, based on its best estimate, that the Company has adequately provided for its present environmental obligations.

     Based upon information currently available, including the Company's prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with Federal and state agencies and information available to the Company on pending judicial and administrative proceedings, the Company does not expect its environmental compliance costs, including the incurrence of additional fines and penalties, if any, relating to the operation of its facilities, to have a material adverse effect on the results of operations of the Company or on its ability to reorganize. However, as further information comes into the Company's possession, it will continue to reassess such evaluations.

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

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 15.  LIST OF FINANCIAL STATEMENTS AND EXHIBITS

(A) LIST OF FINANCIAL STATEMENTS FILED AS PART OF THIS FORM 10.

     The below listed financial statements filed as part of this Form 10 are included in Item 13 -- Financial Statements and Supplemental Data.

     - Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000

     - Consolidated Balance Sheet for the Years Ended December 31, 2002 and 2001

     - Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000

     - Notes to Consolidated Financial Statements

     - Consolidated Statements of Operations (Unaudited) for the Three Months Ended March 31, 2003 and 2002

     - Consolidated Balance Sheet (Unaudited) for the Three Months Ended March 31, 2003

     - Consolidated Statements of Cash Flow (Unaudited) for the Three Months Ended March 31, 2003 and 2002

     - Notes to Consolidated Financial Statements (Unaudited)

(B) LIST OF EXHIBITS.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
   2.1    Third Amended Joint Plan of Reorganization, dated May 19,
          2003.
  *3.1    Second Amended and Restated Certificate of Incorporation.
  *3.2    Amended and Restated By-laws.
  *4.1    Indenture, dated         2003, between WPSC and [trustee].
  *4.2    Indenture, dated         2003, between WPSC and [trustee].
  *4.3    Form of Common Stock Certificate of WPC.
 *10.1    Close Corporation and Shareholders' Agreement (as amended), dated as of March 24, 1994, by and among Dong Yang Tinplate
          America Corp., Nippon Steel Trading America, Inc. (f/k/a
          Nittestsu Shoji America), Wheeling-Pittsburgh Steel
          Corporation and Ohio Coatings Company.
 *10.2    Raw Material Supply Agreement (as amended), dated as of
          March 25, 1994, by and between Wheeling-Pittsburgh Steel
          Corporation and Ohio Coatings Company.
 *10.3    Distribution Agreement, dated as of January 1, 2003 (as
          amended), by and among Nippon Steel Trading America Corp.
          (f/k/a Nittestsu Shoji America), Wheeling-Pittsburgh Steel
          Corporation and Ohio Coatings Company.
  10.4    Second Amended and Restated Shareholders Agreement, dated as of November 12, 1990, by and among Wheeling-Pittsburgh Steel
          Corporation, Nisshin Steel Co., Ltd. and Wheeling-Nisshin,
          Inc.
  10.5    Amended and Restated Supply Agreement, dated as of March 29,
          1993, by and between Wheeling-Pittsburgh Steel Corporation and Wheeling-Nisshin, Inc.
 *10.6    Labor Agreement, dated as of         , by and among
          Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
          Corporation and the United Steelworkers of America.
 *10.7    2003 Management Stock Incentive Plan.
 *10.8    2003 Management Restricted Stock Plan.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 *10.10   Term Loan Agreement, dated as of June 30, 2003, by and among
          Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
          Corporation, the several banks and other financial
          institutions or entities from time to time party thereto,
                  , as documentation agent,         , as syndication
          agent, and Royal Bank of Canada, as administrative agent.
 *10.11   Revolving Loan Agreement, dated as of June 30, 2003, by and among Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh
          Steel Corporation, the banks and other financial
          institutions from time to time party thereto, Royal Bank of
          Canada, as administrative agent, General Electric Capital
          Corporation, as collateral agent, and the other agents named therein.
 *10.12   Agreement, dated as of         , 2003, by and among
          Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel
          Corporation and WHX Corporation.
 *21.1    Subsidiaries of WPC.

---------------

* To be filed by amendment.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WHEELING-PITTSBURGH CORPORATION

                                          By: /s/ PAUL J. MOONEY
                                          --------------------------------------
                                          Name: Paul J. Mooney
                                          Title:  Chief Financial Officer

Date: May 30, 2003

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